AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2007

REGISTRATION STATEMENT NO. 333-138105

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. ONE TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHATSWORTH DATA SOLUTIONS, INC.
(formerly Adera Mines Limited)
(Name of Small Business Issuer in Its Charter)

NEVADA	3571	98-0427221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address and telephone number of principal executive
office and principal place of business)

J. STEWART ASBURY III
PRESIDENT
20710 LASSEN STREET
CHATSWORTH, CALIFORNIA 91311
(818) 341-9200
(Name, address and telephone number of Agent for Service)

COPY TO:

LISA KLEIN, ESQ.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.00001 per share	30,418,430	$0.50	(1)	$15,209,215		$1,627
Common Stock, par value $0.00001 per share, to be issued upon exercise of warrants	1,103,000	$0.50	(1)(2)	$551,500		$59

Total	31,521,430	$0.50		$15,760,715	$	*1,686

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask prices of the common stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on October 18, 2006.

(2) Calculated in accordance with Rule 457(g) under the Securities Act.
*Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED FEBRUARY __, 2007

PROSPECTUS

CHATSWORTH DATA SOLUTIONS, INC. (formerly Adera Mines Limited)
31,521,430 shares of common stock

This prospectus covers the resale by selling stockholders named on page 13 of up to 31,521,430 shares of our common stock, which include:

•
27,500,000 shares of common stock issued to investors and service providers in conjunction with our August 2006 private placement and our concurrent purchase of all of the stock of Chatsworth Data Corporation (“CDC”);

•	250,000 shares of common stock issued to former shareholders of CDC as part of the purchase price;
•	1,103,000 shares of common stock underlying warrants issued to service providers in conjunction with our August 2006 private placement and our purchase of CDC; and
•	2,668,430 shares of common stock held by current stockholders.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution."

Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol "CHWD.OB." On February 9, 2007, the closing price of the shares was $0.45 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" BEGINNING AT PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________.

Special Note Regarding Forward-Looking Statements	1

Prospectus Summary	1

Risk Factors	5

Use of Proceeds	9

Selling Shareholders	9

Plan of Distribution	10

Legal Proceedings	10

Management	10

Security Ownership of Certain Beneficial Owners and Management	14

Description of Securities	16

Legal Matters	17

Experts	17

Available Information	18

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	18

Description of Business	19

Management's Discussion and Analysis of Financial Condition	25

Description of Property	29

Certain Relationships and Related Transactions	29

Market For Common Equity and Related Stockholder Matters	30

Executive Compensation	30

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	32

Financial Information	F-1

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business," contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to stay abreast of technological developments;
•	our ability to successfully sell our products;
•	our ability to protect our proprietary intellectual property and trade secrets; and
•	our ability to raise additional capital when we need it.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Chatsworth Data Solutions, Inc. (formerly, Adera Mines Limited) as "Parent," “Successor”, “the Company," "we," "us" and "our," we refer to our wholly owned subsidiary which we recently acquired, Chatsworth Data Corporation as “CDC,” “Predecessor,” or “the company” and we refer to Parent before the acquisition of CDC as “Adera.”

Company Overview

History of Adera - Parent was incorporated as Adera Mines Limited (“Adera”) in the State of Nevada on December 30, 2003 and until August 2006 was an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits (reserves), which are not in either the development or production stage. Maryna Bilynska and Slavko Bebek were the founders and sole officers and directors of Adera. Although Adera did not classify itself as a shell corporation in its SEC filings, Adera had minimal operations from inception until August 7, 2006.

History of CDC Transaction - In September 2005, Mr. Sidney Anderson was introduced to CDC by a group (the “Group”) that had been working to acquire CDC for several months, but lacked sufficient capital to do so. On September 19, 2005, Group entered into a six month consulting services agreement with the Sidney L. Anderson Company, LLC (“SLACO”), whereby SLACO would assist Group in acquiring CDC. This agreement was not renewed and expired by its terms. SLACO performed significant due diligence on CDC and its market potential. SLACO determined that the best way to finance the CDC acquisition was to use an inactive publicly traded company as the acquiring party and to finance the acquiring party with a concurrent private placement in the public acquirer.

Accordingly, SLACO engaged Euro Catalysts Capital Markets, Inc. (“Euro Catalysts”) to assist in introducing SLACO to controlling shareholders of a public vehicle to acquire CDC. SLACO also retained Cypress Investors, LLC (“Cypress”) as an investment banker to assist in presenting a private placement investment opportunity to a limited number of accredited investors to invest funds in the public vehicle which funds would be used to acquire CDC.

In early 2006, Mr. Anderson assembled a management team to perform due diligence on CDC and to manage CDC when it was acquired. At this time, Cypress introduced Vision Opportunity Partners to SLACO and Vision agreed to act as the lead investor for private placement in a public company the acquisition of CDC. As planned, there was a concurrent acquisition of a public vehicle (Adera), private placement of funds into Adera and purchase of the stock of CDC. Adera, CDC and SLACO had no common affiliates or any business dealings of any kind prior to the transactions. Adera was a publicly traded company with minimal activities whose primary asset was a mining lease valued at $0 on its balance sheet. Following numerous negotiations with all parties during the spring and summer of 2006, on or about August 7, 2006, the following actions occurred concurrently:

-
Investors in a private placement purchased 22 million newly issued shares of common stock and warrants to purchase 11 million shares of Parent for gross consideration of $5,500,000. Upon completion of the private placement the investor shares constituted 87% of the then outstanding stock of Parent without considering warrants or other convertible securities;

-
Parent used proceeds of the private placement to purchase all of the shares of CDC, an operating data capture business, for $4,000,000 paid at closing and pay the costs of the private placement and the acquisition of CDC, with the remainder of the purchase consideration consisting of the issuance of 250,000 shares of Parent common stock and a $2,000,000 promissory note;

-
The two officers and directors of Adera resigned; however, one director’s resignation was effective upon completion of the appointment of new directors pursuant to required waiting period following shareholder notice of a change of control;

-
The remaining Adera director filled the vacancy from the resignation and appointed Mr. Sidney Anderson as a director and the two directors appointed new officers and directors of Parent; the officers began their service immediately, the new directors were appointed pending the applicable shareholder notice and waiting period;

-
The two directors also approved service agreements to compensate Cypress and Euro Catalyst for their services and approved issuance of securities to Group to compensate for the introduction to CDC; and,

-
The former directors of Adera agreed to pay all debts of Adera at closing in the amount of $6,915 and in return, the sole asset of Adera (its mineral reserve interest) was transferred to one of the former officers and directors.

We changed Parent’s name to Chatsworth Data Solutions, Inc. in November 2006. Prior to August 2006, CDC was privately owned. CDC was founded in 1971 from assets purchased from Republic Corporation by five Republic managers, four of whom owned and managed CDC until we bought it. CDC’s former shareholders chose to sell to us because the owner/managers were ready to retire and believed our management team could effectively operate the business. CDC’s corporate headquarters are in Chatsworth, California. CDC’s primary business has been the development and manufacture of optical mark readers (OMR). An optical mark reader is a device which captures visual information and translates the image into digital information a computer is capable of understanding and displaying. An example of an OMR is a mark sense reader used in election vote tabulations, where voters mark their choice by filling in a rectangle, circle or oval, or by completing an arrow. The OMR reads the symbols and tallies the votes. Optical mark readers are sold to four vertical market sectors: education, gaming and lottery, health care and vote tabulation. CDC also manufactures impact recording devices and cable testers.

About the Offering and this Prospectus

This prospectus covers the resale of up to 31,521,430 shares of common stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.” We will not receive any proceeds from the resale of shares by any Selling Shareholder. We have agreed to bear all expenses of registration of the common stock offered by this prospectus. The shares shown in the table identifying the Selling Shareholders include:

•	27,500,000 shares of common stock issued to investors and service providers in conjunction with Parent’s August 2006 private placement and its concurrent purchase of all of the stock of CDC;
•	250,000 shares of common stock issued to former shareholders of CDC as part of the purchase price;
•	1,103,000 shares of common stock underlying warrants issued to service providers in conjunction with our August 2006 private placement and our purchase of CDC; and
•	2,668,430 shares of common stock held by existing stockholders of Parent.

Prior to this offering we had 31,250,000 shares outstanding. Since no shares are being offered by Parent in this offering, after this offering, there will also be 31,250,000 shares of common stock outstanding.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

Summary of Financial Data

The following historical financial information should be read in conjunction with the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our and our predecessor’s financial statements and the related notes included elsewhere herein. Our and our predecessor’s historical financial data are not necessarily indicative of results to be expected for any future periods.

	Successor	Predecessor
	October 31,	December 31,	December 31,
Balance Sheet Data	2006	2005	2004
	(Unaudited)

Total assets (1)	$9,630,834	$2,657,244	$2,125,990
Current liabilities (2)	1,979,601	520,374	340,126
Long term liabilities (2)	1,880,801	—	—
Stockholders equity	$5,770,432	$2,136,870	$1,785,864

	Successor	Predecessor
	Three Months	Six Months	Year	Year
Statement of Operations Data	Ended	Ended	Ended	Ended
	October 31,	June 30,	December 31,	December 31,
	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Net sales	$2,814,620	$4,027,302	$5,561,583	$5,742,135
Cost of sales	1,575,718	2,945,000	4,381,685	4,480,950
Gross profit	1,238,902	1,082,302	1,179,898	1,261,185
General & administrative (3)	1,682,367	454,560	595,723	1,135,811
Depreciation	3,579	12,304	23,543	29,338
Amortization of intangible assets	248,760	—	—	—
Income (loss) from operations	(695,804)	615,438	560,532	96,036
Other income (expense), net	(25,249)	9,254	44,997	146,372
Gain on sale of building (4)	—	—	2,934,331	—
Income (loss) before tax	(721,053)	624,692	3,539,960	242,408
Income tax expense (benefit) (5)	(366,754)	7,120	54,561	2,904
Net income (loss)	$(354,299)	$617,572	$3,485,399	$239,504

Loss per Share - basic and diluted	$(0.01)

Weighted Average Shares Outstanding	29,745,351

(1) On August 7, 2006, the Company acquired 100 percent of the common stock of Chatsworth Data Corporation (CDC), our predecessor. The acquisition was effective August 1, 2006. The outstanding shares of CDC were acquired by the Company in exchange for (i) $4,000,000 cash, (ii) promissory notes of $2,000,000 (iii) 250,000 shares of the Company’s common stock valued at $60,000, and (iv) an obligation to reimburse the sellers for certain taxes which amounted to $200,000. The acquisition has been accounted for as a purchase in accordance with SFAS No. 141 “Business Combinations.” As such, the results of CDC’s operations have been included in the consolidated financial statements since August 1, 2006. The components of the purchase price and the allocation of the purchase price are as follows:

Purchase price
Cash consideration	$4,000,000
Notes payable issued	2,000,000
Value of 250,000 shares issued at close	60,000
Obligation for tax reimbursement	200,000
Cash paid for services related to acquisition	469,451
Fair value of 2,000,000 shares issued for services related to acquisition	480,000
Fair value of 103,000 warrants issued for services related to acquisition	37,080
Total	$7,246,531

Purchase price allocation
Current assets, including cash of $438,690	$2,748,481
Property and equipment	74,694
Intangible assets	3,132,200
Goodwill	3,926,643
Current liabilities	(1,387,932)
Deferred tax liability	(1,247,555)
Total purchase price	$7,246,531

Of the $3,132,200 of acquired intangible assets, $2,764,500 was assigned to customer relations with an estimated life of 3 years and $367,700 was assigned to proprietary technology with an estimated life of 5 years.

(2) Included in our current liabilities and long term liabilities is $1,000,000, respectively, due to our predecessor’s former shareholders.

(3) Our general and administrative expense for the three months ended October 31, 2006, includes $788,268 of non-cash stock compensation expense and $305,253 of accounting and legal fees incurred for the interim audit of CDC, preparation of the Company’s current report on Form 8-K related to the CDC acquisition, and the preparation of a registration statement filed with the Securities and Exchange Commission on behalf on certain of the Company’s stockholders.

(4) On August 17, 2005, our predecessor sold its land and building, a 29,000 square foot structure located on 1.3 acres of land in Chatsworth, California (the Property) to an unrelated third party for $3,292,800. The book value of the Property at August 17, 2005 was $168,111 and costs of sale were $190,358, resulting in a gain of $2,934,331. Also on the same date our predecessor entered into a sublease agreement to lease approximately 14,500 square feet of the Property from an unrelated third party who leased the entire Property from the new owner. The sublease calls for minimum lease payments of $119,952 per year, and expires in August 2008.  Our predecessor determined it relinquished substantially all of the use of the Property and retained only a minor portion of such use because the present value of rental for the leaseback represented less than 10 percent of the fair value of the Property when sold. Accordingly, the gain on the sale portion of the transaction was recognized in its entirety. The lease portion of the transaction was classified as an operating lease.

(5) Our predecessor was structured as a subchapter S Corporation, and the shareholders and not the entity were assessed income taxes. Our predecessor, as a subchapter S Corporation, paid only a minimal California tax.

Chatsworth Data Solutions, Inc. (formerly Adera Mines Limited) (Successor) Summary of Proforma Financial Data

We acquired Chatsworth Data Corporation (CDC) on August 7, 2006. The acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (SFAS No. 141). The assets acquired and liabilities assumed have been recorded at their fair values at the date of the acquisition. The total purchase price is $7,246,531 including transaction costs. The following unaudited pro forma statements reflect the combined data as if CDC had been consolidated for the nine months ended October 31, 2006 and 2005.

	Successor Pro Forma Nine months Ended October 31, 2006	Successor Pro Forma Nine months Ended October 31, 2005
	(Unaudited)	(Unaudited)

Net sales	$7,458,927	$4,038,007
Cost of sales	5,007,856	3,172,119
Gross profit	2,451,071	865,888
General and administrative	2,243,111	1,314,836
Depreciation	4,240	13,153
Amortization of intangible assets	746,280	746,280
Loss from operations	(542,560)	(1,208,381)
Other income (expense)	(79,673)	(98,907)
Gain on sale of building		2,934,331
Income (loss) before tax	(622,233)	1,627,043
Income tax expense (benefit)	49,619	949,329
Net Income (loss)	$(671,852)	$677,714

Net Income (loss) per share-basic and diluted	(.02)	.02

Weighted Average Shares Outstanding	31,250,000	31,250,000

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

Our OMR products may become obsolete if we are unable to stay abreast of technological developments. The are a number of companies that sell products that compete in our target markets. The individual markets in which we compete are highly competitive, and within the OMR industry products continue to advance technologically. We rely on our proprietary technology significantly. Our proprietary OMR technology may become obsolete if prices continue to decrease for new generations of scanners that encompass both OMR and other image processing functionality such as bar code, signature and optical character recognition. If we are unable to develop new products and/or enhance our OMR functionalities to adapt to these changes in a cost effective and timely manner, our business could be materially and adversely affected.

Our success is dependant on our ability to timely obtain numerous components for our products. Although the parts we use to build our products are available from multiple suppliers, we rely on a limited number of suppliers for many of the components and materials. This reliance exposes us to significant risks, including:

-
There are varying lead times to obtain these components. Some component products are available within six weeks; other parts cannot be obtained for 16 to 22 weeks. These longer lead times could impact our ability to manufacture and deliver finished products to our customers on time and our ability to obtain customer orders.

-	There could be fluctuations in the quality and price of components and material needed to manufacture and deliver finished products.

We do not have long-term or exclusive purchase commitments with our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain necessary components or materials in a timely manner, which could adversely affect our relationships with our customers.

We may be unable to protect our proprietary intellectual property rights. We have employed proprietary information to design our products. Rather than seeking patent protection, we protect our intellectual property rights through confidentiality agreements and inventions agreements. However, such measures may not be sufficient to protect our intellectual property rights. Unauthorized parties may attempt to reverse engineer or copy aspects of our products or otherwise use our proprietary information. Policing unauthorized use of our products is expensive and difficult. If we cannot protect our rights, others could produce and sell similar products and we would lose our competitive advantage. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products.

Our business could be harmed if we fail to maintain proper inventory levels. We manufacture certain products prior to receipt of customer orders in order to obtain volume pricing on components and reduce overall costs, decrease the time needed to fill customer orders and the risk of non-delivery. We may not sell the products we have manufactured. Inventory levels in excess of customer demand may result in inventory write-downs. If we sell excess inventory at discounted prices, it could significantly impair our brand image and decrease our operating results and financial condition. Conversely, if we underestimate demand for our products and do not have the inventory needed to manufacture our products when we need them, we may experience inventory shortages. Inventory shortages could delay shipments to customers, negatively impact distributor relationships, and diminish brand loyalty.

We are dependent on third-party resellers of OMR products; we do not control these resellers. CDC manufactures OMR components that are embedded into by our customers into broader “solutions” encompassing software, tests, and forms. These “solutions” are marketed, sold and delivered to end users by our customers who are typically resellers. We have little or no contact with the end users of our products and are dependent on our resellers to generate purchase orders our OMR products. If our resellers focus on other competitors’ products or other products entirely, our financial results would be affected negatively. We do not have written agreements with these resellers; we operate solely on a purchase orders. Further if we fail to maintain our existing relationships with third-party resellers and continue to establish new relationships our revenues and business could be materially and adversely affected.

We may not be able to effectively manage our modernization. Until we purchased CDC, it was not operated to emphasize financial reporting. We have undertaken certain modernizing programs to provide financial reporting appropriate to a public reporting company. This process is expensive, will utilize significant management resources and could divert management’s attention from our core business. If we do not promptly complete this process, we will not be able to focus on the production, marketing and sales of our products, which could negatively affect our financial results

We may not successfully implement our planned revenue growth. Under prior ownership, CDC sales and marketing activities were extremely limited. We believe we can increase revenues by building a sales and marketing team. If we successfully obtain additional orders, we will need to fulfill the orders by expanding our systems as well as hiring, training, supervising and managing new employees. These actions are time consuming and expensive and will increase management responsibilities. We may not be able to:

O	expand our systems effectively or efficiently or in a timely manner;
O	allocate our human resources optimally;
O	meet our capital needs;
O	identify and hire qualified employees or retain valued employees; or
O	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Misappropriation of our intellectual property could harm our business. We have chosen not to use patent protection for our propriety technology, but instead rely on trade secret protection. If our competitors misappropriate our proprietary know how and trade secrets, we could have a material adverse affect on our business. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources.

If our facilities were to experience catastrophic loss, our operations would be seriously harmed. We have a single manufacturing facility in Chatsworth, California. This facility could be subject to a catastrophic loss from fire, flood, earthquake or terrorist activity. All of our research and development activities, manufacturing, our corporate headquarters and other critical business operations are located near major earthquake faults in Chatsworth, California, an area with a history of seismic events. Any such loss at this facility could disrupt our operations, delay production and revenue and result in large expenses to repair or replace the facility. While we have obtained insurance to cover most potential losses, we cannot assure you that our existing insurance coverage will be adequate against all other possible losses.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment, which will initially apply to us as of January 1, 2007, and auditor certification requirements of Section 404, which will initially apply to us as of January 1, 2008. Although we expect to implement the requisite changes to become compliant with requirements when they do apply to us, because of our lack of familiarity with Section 404, we may not be able to do so in a timely manner, which may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Our success is dependent on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment. There is intense competition for qualified personnel in the areas in which we operate. The loss of existing personnel or the failure to recruit additional qualified managerial, technical and sales personal, as well as the expenses in connection with hiring and retaining personnel could adversely affect our business. Our success also depends on the skills, experience and performance of key members of our management team. We are dependent on the continued services of J. Stewart Asbury III, our Chief Executive Officer, Clayton Woodrum, our Chief Financial Officer, and Sid L. Anderson, our Executive Director. Although we have an employment agreement with Mr. Asbury and consulting agreements with Mr. Woodrum and Mr. Anderson, the loss of any of these individuals could have a material adverse effect upon us. We do not have long-term employment agreements with other members of our senior management team. Each of those individuals without long-term employment agreements may voluntarily terminate his employment with the Company at any time upon short notice. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Additionally, we will need to attract, train and retain more employees for management, research and development, sales and marketing and support positions. As noted above, competition for qualified employees continues to be intense. Consequently, although we intend to issue stock options or other equity-based compensation to attract, train and retain employees, such incentives may not be sufficient to attract, train and retain key personnel to continue to offer our products to current and future customers in a cost effective manner, if at all.

MARKET RISKS

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. Prior to our acquisition of CDC, our predecessor had no trading volume on the OTC Bulletin Board. Through this acquisition, CDC has essentially become public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market. The price and volume for our common stock that will develop cannot be assured.

The number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks, months, or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the OTC Bulletin Board, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

Our common stock is subject to the “penny stock” rules which could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares. The trading price of our common stock is below $5 per share; and therefore, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float and lack of history as a public company which could lead to wide fluctuations in our share price. The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock may be sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Many of these factors will be beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

o	quarterly variations in our revenues and operating expenses;
o	announcements of new products or services by us;
o	fluctuations in interest rates;
o	significant sales of our common stock, including “short” sales;
o	the operating and stock price performance of other companies that investors may deem comparable to us; and
o	news reports relating to trends in our markets or general economic conditions.

The stock market, in general, and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director. Our bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

A single investor owns 37.1% of our outstanding common stock, which may limit your ability and the ability of our other shareholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Approximately 37.1% of our outstanding shares of common stock is owned and controlled by Vision Opportunity Master Fund, Ltd. (without consideration of the 5,800,000 warrants it holds, exercisable at $.30 per share which are not being registered and cannot be exercised due to contractual limitations). Vision purchased these shares in our August 2006 private placement. Such concentrated control of the Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. Accordingly, if all of our officers and directors exercise outstanding option this shareholder together with our directors and executive officers could have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required. If you acquire shares, you may have no effective voice in the management of the Company.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders identified in this prospectus. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $301,030 in proceeds upon the exercise of warrants held by the selling shareholders. Any proceeds we receive upon the exercise of warrants will be used for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders [previously defined as “Selling Shareholders”] who may sell their shares under this prospectus from time to time. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except for: Sidney L. Anderson, William H. Moothart, J. Stewart Asbury III and Clayton Woodrum who are executive officers or directors and Richardson & Patel, LLP who is our legal counsel. Except as set forth below, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer. Each selling shareholder purchased in the ordinary course of business, and has no agreement or understanding, directly or indirectly, with any person to distribute the securities.

We will not receive any proceeds from the sales of stock by the selling shareholder. However, we are registering 1,103,000 shares underlying warrants held by selling shareholders and we may receive up to $301,030 in proceeds upon the exercise of warrants

The following table also provides certain information with respect to the selling shareholders’ ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling shareholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus.

The selling shareholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling shareholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.
Name of Selling Security Holders	Common Shares Owned Before Offering	Number of Shares Being Offered	Common Shares Owned After Offering	Percentage Owned After Offering
Sidney L. Anderson (1)(28)	5,000,000	3,000,000	2,000,000	6%
Caramat Limited (2) (26)	3,000,000	2,000,000	1,000,000	3.1%
Nite Capital (3) (26)	1,800,000	1,200,000	600,000	1.8%
Clayton E. Woodrum (4)(26) (28)	680,000	120,000	560,000	1.7%
Ashcrete Research & Development, LLC (5) (26)	1,800,000	1,200,000	600,000	1.8%
Iroquois Master Fund (6) (26)	1,200,000	800,000	400,000	1.2%
Vision Opportunity Master Fund, Ltd. (7) (26)	17,400,000	11,600,000	5,800,000	16%
McCorkell Investment Company LLC (8) (26)	1,500,000	1,000,000	500,000	1.5%
J. Stewart Asbury III (9) (26)	288,890	100,000	188,890	*
Murdock Capital Partners (10a) (26)	600,000	400,000	200,000	*
Murdock Opportunity Fund (10b) (26)	300,000	200,000	100,000	*
John H. Kunath (11) (26)	210,000	140,000	70,000	*
Vintage Filings LLC (12) (26)	150,000	100,000	50,000	*
MPFV, LLC. (13) (26)	360,000	240,000	120,000	*
FHFV, LLC (13) (26)	90,000	60,000	30,000	*
David Charles Young (9) (26)	150,000	100,000	50,000	*
Sound Capital (14) (26)	360,000	240,000	120,000	*
Whalehaven Capital Fund Limited (15) (26)	3,000,000	2,000,000	1,000,000	3.1%
Steven Lefkowitz (16) (26)	600,000	400,000	200,000	*
Ginger Juhl (9) (26)	150,000	100,000	50,000	*
Cypress Advisors (17)(28)	1,500,000	1,500,000		*
Quebec, Inc. (18)(29)	175,000	175,000	—	*
Canada, Inc. (19) (29)	10,000	10,000	—	*
Jean-Guy Lambert(29)	50,000	50,000	—	*
Gaetan Morin(29)	50,000	50,000	—	*
Pacific Crown Assets International (20) (29)	657,000	657,000	—	*
Marie-France Giguere(29)	50,000	50,000	—	*
Asher Gates (21) (29)	557,000	557,000	—	*
Steve Bourbonnais (22) (29)	300,000	300,000	—	*
Francis Mailhot (23) (28)	984,430	984,430	—	*
Les Services Financiers (23) (28)	275,000	275,000	—	*
Euro Catalysts Capital Markets Inc. (23) (28)	500,000	500,000	—	*
Ekanterini-Kathy Ginos(29)	10,000	10,000	—	*
Bill Kontaratos(29)	20,000	20,000	—	*
Panagiota Kavadis(29)	10,000	10,000	—	*
Domenic Giammarella(29)	10,000	10,000	—	*
Costa Thomas(29)	10,000	10,000	—	*
William H. Moothart (24)(27)	206,923	76,923	130,000	*
Carl G. Bohman(27)	70,513	70,513	—	*
Frank J. Lefkowitz and Linda K. Lefkowitz Trustees UTA dated July 2, 1990(27)	70,513	70,513	—	*
Hannes G. Boehm(27)	16,026	16,026	—	*
Steven Boehm, Trustee The Boehm Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987(27)	3,205	3,205	—	*
Melinda Williams, Trustee The Williams Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987(27)	6,410	6,410	—	*
Judith Day Boehm Yorke, Trustee The Yorke Grandchildren’s Trust Under Marcia Reed Boehm Revocable Trust Established December 21, 1987(27)	6,410	6,410	—	*
William Walker, Jr.(28)	300,000	300,000		*
Robert S. Anselmo(28)	200,000	200,000		*
Raymond T. Bennett (28)	200,000	200,000		*
Richardson & Patel(25)(28)	403,000	403,000		*
Total	45,151,430	31,521,430	—

(1) Includes 2,000,000 options excercisable at $0.30 per share which are not being offered for sale.
(2) The natural person with voting and investment decision for the selling shareholder is Robert Nihon. Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(3) Keith Goodman, Manager and Partner of Nite Capital, has voting power and investment control over the securities held by Nite Capital. Mr. Goodman disclaims beneficial ownership of these securities. Includes 600,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(4) Includes 120,000 share purchased for cash in the offering which are being offered; 60,000 warrants at $.30 per share and 500,000 options at $.30 per share which are not being offered.
(5) The natural person with voting and investment decision power for the selling shareholder is Thomas Scriminger. Includes 600,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(6) The natural person with voting and investment decision power for the selling shareholder is Joshua Silverman. Includes 400,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(7) Includes 5,800,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(8) The natural person with voting and investment decision power for the selling shareholder is Don McCorkell. Includes 500,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(9) Includes 50,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale and 138,890 shares underlying options which are vested within 60 days of October 1, 2006.
(10a) Includes 200,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(10b) Includes 100,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(11) Includes 70,000 shares of underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(12) The natural person with voting and investment decision power for the selling shareholder is Seth Farbman, President of Vintage Filings. Includes 50,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(13) The natural person with voting and investment decision power for the selling shareholders is Andrew Feldschreiber. The total for MPFV, LLC includes 120,000 shares underlying warrants exercisable at $0.30 per share and the total for FHVF includes 30,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(14) The natural person with voting and investment decision power for the selling shareholder is Richard Chancis. Includes 120,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(15) The natural person with voting and investment decision power for the selling shareholder is Evan Schemenauer. Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(16) Includes 200,000 shares underlying warrants exercisable at $0.30 per share which are not being offered for sale.
(17) The natural person with voting and investment decision power for the selling shareholder is Scott Koch.
(18) The natural person with voting and investment decision power for the selling shareholder is Marie-France Giguere.
(19) The natural person with voting and investment decision power for the selling shareholder is Nathalie Morisette.
(20) The natural person with voting and investment decision power for the selling shareholder is Andre de Ladurantaye.
(21) The natural person with voting and investment decision power for the selling shareholder is Frederic Coulon.
(22) Includes 100,000 shares underlying warrants exercisable at $0.30 per share.
(23) 500,000 shares held by Euro Catalysts Capital Markets Inc; 275,000 shares held by Les Services Financiers. Includes 400,000 shares underlying warrants issued to Euro Catalysts Capital Markets Inc exercisable at $0.30 per share and 500,000 shares underlying warrants issued to Francis Mailhot exercisable at $0.30 per share. The natural person with voting and investment decision power for the selling shareholder is Francis Mailhot.
(24) Includes 130,000 shares underlying options exercisable at $0.65 per share which are not being offered for sale.
(25) Includes a warrant for 103,000 shares, exercisable at $0.01 per share.
(26) Shares offered were purchased for cash in our private placement in August 2006.
(27) Shares offered were issued as part of consideration for purchase of shares of CDC.
(28) Securities offered (shares or shares issuable upon exercise of warrants or options) were issued for services performed in connection with our August 2006 private placement and concurrent purchase of shares of CDC.
(29) Shares offered were privately purchased from Slavco Bebek and Maryna Bilynska who were affiliates of the Company at the time of the purchase and sale.
* Indicates less than 1%

PLAN OF DISTRIBUTION

We are registering 31,521,430 shares of our common stock for resale by the selling shareholders identified in the section above entitled "Selling Shareholders." We will receive none of the proceeds from the sale of these shares by the selling shareholders. We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers and agents.

The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected directly to purchasers by the selling shareholders, and as principal or through one or more underwriters, brokers, dealers or agents from time-to-time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or any other market on which the price of our shares of common stock are quoted, or (ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers.

If the selling shareholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the selling shareholders nor Parent can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling shareholders or the purchasers of the common stock. We know of no existing arrangements between the selling shareholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock in this offering may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this Prospectus. The selling shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the Commission.

LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor to the knowledge of management, are any material legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

MANAGEMENT

CHANGE OF CONTROL

On August 7, 2006, concurrent with our purchase of CDC and the private placement in Adera, Slavko Bebek resigned as Chief Executive Officer and Chief Financial Officer but remained a director of the Company subject to a resignation to take effect on the tenth day following the mailing of the 14f-1 to shareholders; and Adera’s remaining officer and director, Maryna Bilynska, resigned as Secretary and director. On August 7, 2006, Mr. Bebek as sole director appointed J. Stewart Asbury III as Chief Executive Officer, Clayton E. Woodrum as Chief Financial Officer and appointed Sidney L. Anderson to serve as Chairman of the Board of Directors.

The existing board of directors had the authority to appoint new directors of the Company, subject to Section 14f-1 of the Securities Act of 1934 which requires that if a change in control of the board occurs, such change of control was not effective until 10 days after mailing a written notice of such change in control to all shareholders. The Company mailed such notice on August 31, 2006 and the new directors were seated on September 11, 2006. The new directors so appointed were William H. Moothart, Gregory A. Nihon, Iain Drummond and Kerry Stirton.

The following table lists the Company's current executive officers and directors:

Name	Age	Position
Sidney L. Anderson	60	Chairman of the Board and Executive Director
William H. Moothart	71	Director
Gregory A. Nihon	30	Director
Kerry Stirton	42	Director
J. Stewart Asbury III	58	Chief Executive Officer and Secretary
Clayton Woodrum	66	Chief Financial Officer
Iain Drummond	36	Director

BUSINESS EXPERIENCE

Sidney L. Anderson. Mr. Anderson was appointed Chairman of our Board of Directors upon closing of the CDC purchase (August 7, 2006) and now serves as our Executive Director as a consultant. Mr. Anderson began his professional career with Peat, Marwick, Mitchell & Co., (currently KPMG) in Tulsa, OK where he was employed for over five years in the firm’s tax department leaving in December 1977 as a Tax Manager. After leaving public accounting, Mr. Anderson practiced law for five years and was a Partner with the law firm of Pray, Walker, Jackman, Williamson & Marlar in Tulsa, Oklahoma. In 1981, Mr. Anderson founded Pan Western Energy Corporation, a small publicly traded oil and gas exploration and production company, where he served as the company’s President and Chief Executive Officer and Chairman of its Board of Directors for nineteen years until the company was sold October 1, 2000.

Mr. Anderson received his undergraduate degree in Business Administration from the University of Oklahoma in 1969 and his Juris Doctorate degree from the University of Oklahoma in 1972. He was admitted to practice law in Oklahoma in 1972 and received his Certified Public Accountant certificate in 1975. Mr. Anderson has served on the board of numerous civic and academic organizations as well as public trust authorities including the board of trustees of Oklahoma State University - Tulsa and the University of Tulsa, College of Business Administration Executive Advisory Board. Mr. Anderson has also served as a trustee of the Tulsa Industrial Authority, the University Center at Tulsa Trust Authority and the Economic Development Commission for the City of Tulsa. In addition, Mr. Anderson served in the United States Army Reserve (Captain) from 1971 through 1986 and is a member of the National Eagle Scout Association.

Since 2001, Mr. Anderson has provided consulting services to a number of companies on a variety of financial and business matters. Representative clients include Pioneer Rocketplane, Inc., Space Adventures, Ltd., Oral Roberts University and Dylan Air. Services include legislative consulting, public company consulting for private company considering going public, bond issues, and business acquisitions. From February 2005 to July 2006, Mr. Anderson served on the Board of Health Sciences, Inc., which is a publicly traded company. From September 2005 to July 2006, Mr. Anderson spent a majority of his time working on the acquisition of Chatsworth Data Corporation.

Iain Drummond. Mr. Drummond was appointed to our Board as of the closing of the CDC purchase and the appointment was effective on September 11, 2006. Iain Drummond began his professional career as an optical engineer with privately-held Oriel Instruments in Stratford, Connecticut developing laboratory instrumentation and subsystems for biotech and semiconductor equipment manufacturers. During Mr. Drummond’s tenure with Oriel he worked in many facets of the business including research, design, engineering project management, manufacturing, product marketing, and promotions. Following ThermoElectron Corp’s acquisition of Oriel, he helped redefine the company’s product and go-to-market strategy. Mr. Drummond later worked in strategic marketing and business development for Intel’s Internet Management and Appliances Division and a venture funded telecommunications start-up, Novera Optics of San Jose, CA. In 2002, Mr. Drummond joined publicly-traded Harmonic Inc., a provider of digital video, broadband optical networking, and IP delivery systems to cable, satellite, telecom and broadcast network operators. His experience includes product strategy and roadmap definition, competitive analysis and financial benchmarking, evaluation of partners and M&A candidates, as well as division and corporate strategy. He most recently served as Interim President of Harmonic’s Broadband Access Networks division. Mr. Drummond received his Bachelor of Science degree from the Institute of Optics at the University of Rochester, his Masters degree in Applied Physics from Yale University, and his MBA from the University of Chicago Graduate School of Business.

William H. Moothart. Mr. Moothart began service to the Company on September 11, 2006, but has been Chairman, President, Treasurer and principal shareholder of CDC since its inception in 1971 until our purchase of CDC in August 2006. Prior to that time, Mr. Moothart was Director of Engineering for Whittaker Corporation from 1967 to 1971, Director of Litton Data Systems Division from 1962 to 1967, and a First Lieutenant in the United States Air Force assigned to the Air Research & Development Command. Mr. Moothart received his Bachelor of Science Mechanical Engineering degree from Loyola University in 1956 and did graduate work in Electrical Engineering at both Ohio State University and UCLA.

Gregory A Nihon. Mr. Nihon was appointed to our Board as of the closing of the CDC purchase and the appointment was effective on September 11, 2006. Mr. Nihon began his professional career in July 1999 with Banc of America Securities in New York where he was employed in the firm's Corporate and Investment Banking Division. In July 2000, Mr. Nihon joined Morgan Stanley's London office, where he worked on pan-European investment banking and private equity transactions in the real estate sector until March 2002. His transaction and product experience includes public equity, private equity fund placements, high yield, securitization, convertible debt offerings, M&A, and principal investments. Mr. Nihon attended Harvard Business School from August 2002 to June 2004. Following that program, Mr. Nihon began work as director of business development for NYSE-traded Lionsgate Entertainment, an independent film studio based in Santa Monica, CA. At Lionsgate, Mr. Nihon handled an array of capital markets and financial reporting and controls responsibilities; he also prepared financial models for individual film investments and sourced third-party production finance. In March of 2005, Mr. Nihon joined Nihon Global Partners, a family-office style investment firm and merchant bank, where he serves as a Managing Director. Mr. Nihon received his Bachelor of Arts degree from Columbia University and his Masters in Business Administration degree from Harvard Business School.

Kerry Stirton. Mr. Stirton was appointed to our Board as of the closing of the CDC purchase and the appointment was effective on September 11, 2006. Mr. Stirton is currently Managing Director of Stellation Asset Management, a public equity investment management firm with a global fund of fund product. Kerry Stirton has been in the investment management sector for nearly ten years; including extensive hedge fund and direct investment experience. Most recently he was with Goldman Sachs, in the Global Equities Proprietary Trading Group. This experience provided a unique vantage point from which to observe the dynamics of different trading strategies across a wide set of styles and asset classes. His particular trading group used a combined global macro and fundamental equity research approach. Prior to Goldman, he was the Senior Research Analyst for the U.S. Multi-Industry Sector at Sanford C. Bernstein, the research subsidiary of Alliance Capital. His company research covered the most industry sectors of the analysts at Bernstein, and was ranked #1 by the Greenwich Survey of Institutional Investors. With over 100 hedge fund clients around the world, and more than 300 institutional investor clients, Mr. Stirton worked closely with a substantial array of different trading and investment styles. Again, the opportunity to assess various investment approaches, and to ascertain the psychological bents of various forms of investor at different points in a sector’s investment cycle, remains a valuable backdrop to his fund of fund responsibilities. Mr. Stirton’s earlier direct investment experience includes energy commodity trading at Louis Dreyfus Energy and US equity investing with CT Investment Management, where he ran a $300 million US trust portfolio and was investment analyst for the $1.6 billion US Equity portfolio - a top performer across the US mutual fund industry. Prior to his investment career, Mr. Stirton was a corporate strategy and valuation consultant, including 5 years at McKinsey & Co., where he worked in the manufacturing and investment management sectors. He earned law degrees from Harvard Law School and Oxford University, and holds a degree in Politics and Economics from the University of Toronto. Mr. Stirton was a Teaching Fellow at Harvard College, and a Rhodes Scholar.

J. Stewart Asbury III. Mr. Asbury was appointed as our Chief Executive Officer on August 7, 2006. Mr. Asbury began his professional career with Arthur Andersen & Co. in Atlanta, Georgia. While with Arthur Andersen, Mr. Asbury was a Senior Consultant in the firm’s consulting division which is now Accenture. His responsibilities primarily consisted of designing and implementing management and process systems. In 1980, Mr. Asbury joined Byers Engineering in Atlanta, Georgia where he was employed as Division Manager and was responsible for the creation of Byers’ Geographical Information Systems products and markets. During his tenure as Division Manager, the division grew from $900,000 in annual revenues to $18.0 million in annual revenues and employed over 500 people. In 1990, Mr. Asbury became Vice President of Byers Engineering and was responsible for the implementation of the company’s Seibel sales tracking and management system. In 1998, Mr. Asbury became Senior Vice President of SpatialAge Solutions, a division of Byers Engineering focused on the GIS software products business. In 2001, he became President of SpatialAge Solutions and served in that capacity until 2005. Mr. Asbury received his BA in Psychology from the University of Georgia in 1969 and his MBA in Management Policy and Systems from the University of Georgia in 1978. He has served on the Board of Directors of the Geospatial Information and Technology Association and is a former President of that organization. From 1970 through 1974, Mr. Asbury served in the United States Air Force.

Clayton E. Woodrum. Mr. Woodrum was appointed Chief Financial Officer on August 7, 2006. After graduating from Kansas State University, Pittsburg, Kansas, with a BSBA in Accounting, Mr. Woodrum began his professional career with Peat, Marwick, Mitchell & Co. (now KPMG) in the firm’s Tulsa, Oklahoma office where he was employed from 1965 to 1975 in the tax department. During his tenure at Peat Marwick, Mr. Woodrum became a partner and was Partner-in-Charge of the Tulsa Tax Department from 1973 through 1975. In 1975, Mr. Woodrum joined BancOklahoma Corporation and Bank of Oklahoma as Chief Financial Officer where he served in that capacity until 1980. In 1980, Mr. Woodrum returned to Peat Marwick Mitchell & Co. as Partner-in-Charge of the Tulsa Tax Department and the firm’s Financial Institutions Tax Practice. In 1984, Mr. Woodrum became senior partner in the Tulsa, Oklahoma based accounting firm of Woodrum, Kemendo, Tate & Cuite, PLLC. Mr. Woodrum also has financial interests in Computer Data Litigation Services, LLC, which provides litigation support related to the analysis of electronically stored data, and, First Capital Management, LLC, which is a Registered Investment Advisor and provides investment advice to clients. In addition to his Certified Public Accountant’s license, Mr. Woodrum is also a Certified Valuation Analyst and Investment Advisor Representative. Mr. Woodrum has served on numerous boards and trust authorities including the Tulsa Industrial Authority, University Center at Tulsa Foundation and the Hillcrest Medical Center Foundation. Mr. Woodrum is currently a director of Arena Resources, Inc.  ARD is listed on the New York Stock Exchange.  Mr. Woodrum is Chairman of the Audit Committee and Compensation Committee of ARD.

DIRECTOR COMPENSATION

During the year ended December 31, 2005, neither the directors of Parent nor the directors of CDC received any compensation for services as directors.

On September 14, 2006, our Board approved a compensation plan for each non-employee director of the Board of Directors. The plan provides that each non-employee director be granted options to acquire 250,000 shares of common stock upon joining the Board; 130,000 options vest upon joining the Board, the balance of 120,000 shares vest in eight equal quarterly installments over a two year period. The exercise price is 85% of the closing bid price of common stock on the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the outstanding shares of Company’s capital stock as of January 1, 2007 by each person known by Registrant who will beneficially own five percent (5%) or more of the outstanding shares, officers and directors and aforementioned officers and directors as a group.

Title of Class	Name and Address Of Beneficial Owners (1)	Amount and Nature Of Beneficial Ownership	Percent Of Class (2)
Common Stock	Sidney L. Anderson (3)	5,000,000	15%
Common Stock	William H. Moothart (4)	206,923	1%
Common Stock	Gregory A. Nihon (4)	130,000	*
Common Stock	Kerry Stirton (4)	130,000	*
Common Stock	J. Stewart Asbury III (7)	288,890	*
Common Stock	Clayton E. Woodrum (5)	680,000	2.1%
Common Stock	Iain Drummond (4)	130,000	*
Common Stock	Francis Mailhot (6)	1,759,430	5.5%
Common Stock	Caramat Ltd. (8)	3,000,000	9.3%
Common Stock	Vision Opportunity Master Fund Ltd. (9)	11,600,000	37%
Common Stock	Ashcrete Research & Development, LLC (10)	1,800,000	5.7%
Common Stock	Nite Capital (11)	1,800,000	5.7%
	All officers and directors (12)	6,426,923	18.7%

(1) Unless otherwise noted, the address for each of the named beneficial owners is: 20710 Lassen Street, Chatsworth, CA 91311. Unless otherwise indicated, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty days of September 15, 2006 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership set forth in the above table, unless otherwise indicated.
(2) The calculations of percentage of beneficial ownership are based on 31,250,000 shares of common stock outstanding as of September 15, 2006.
(3)  Includes 2,000,000 shares underlying options exercisable at $0.30 per share.
(4)  Includes 130,000 shares underlying options exercisable at $0.65 per share.
(5)  Includes 500,000 shares underlying options exercisable at $0.30 per share; and a warrant to purchase 60,000 shares at $0.30 per share.
(6)  500,000 shares held by Euro Catalysts Capital Markets Inc; 275,000 shares held by Les Services Financiers. Includes 400,000 shares underlying warrants issued to Euro Catalysts Capital Markets Inc exercisable at $0.30 per share and 500,000 shares underlying warrants issued to Francis Mailhot exercisable at $0.30 per share.
(7)  Includes 50,000 shares underlying warrants exercisable at $0.30 per share and 138,890 options exercisable within 60 days of October 1, 2006.
(8)  Includes 1,000,000 shares underlying warrants exercisable at $0.30 per share. The natural person with voting and investment decision for the selling stockholder is Robert Nihon.
(9)  Excludes 5,800,000 shares underlying warrants exercisable at $0.30 per share. Because such investor may not exercise the warrant to the extent such exercise would cause the aggregate number of shares of common stock beneficially owned by it to exceed 9.9% of the outstanding shares of the common stock following such exercise. However, even though Vision Opportunity Master Fund, Ltd. may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Vision Opportunity Master Fund, Ltd. would have the right to acquire additional shares in the future should its ownership subsequently become less than 9.9%. Vision Opportunity Master Fund, Ltd. has the right at any time to sell any shares purchased under the purchase agreement, which would allow it to avoid the 9.9% limitation.
(10) Includes 600,000 shares underlying warrants exercisable at $0.30 per share. Keith Goodman, Manager and Partner of Nite Capital, has voting power and investment control over the securities held by Nite Capital. Mr. Goodman disclaims beneficial ownership of these securities.
(11) The natural person with voting and investment decision power for Ashcrete Research and Development, LLC is Thomas Scriminger.
(12) Includes 3,130,000 shares underlying options and warrants.

BOARD COMMITTTEES

Our Board of Directors did not have separate committees until September 2006 when the new directors took office since prior to that time there were only two directors and all decisions were made by the two directors. At the September 2006 Board meeting, a Compensation Committee and, an Audit Committee were formed and directors were selected for those committees as follows:

The functions of the Audit Committee are to recommend selection of independent public accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent auditors, to review the Company's accounting principles and its system of internal accounting controls and to review the Company’s annual and quarterly reports before filing with the Securities and Exchange Commission. The Audit Committee was not formed and did not meet during 2005. The current members of the Audit Committee are Greg Nihon, Iain Drummond, and Kerry Stirton (Chairman). The Board of Directors has determined that all members of the Audit Committee are independent directors under the rules of the SEC. The Board of Directors has determined that Mr. Stirton is a “financial expert” who is independent of management in accordance with the applicable regulations.

The Compensation Committee reviews and approves salaries, bonuses and other benefits payable to the executive officers and administers the 2006 Equity Incentive Plan. The Compensation Committee is specifically responsible for determining the compensation of the Chief Executive Officer. The Compensation Committee was not formed and did not meet during 2005. The current members of the Compensation Committee are Greg Nihon, Iain Drummond, and Kerry Stirton. The Board of Directors has determined that all members of the Compensation Committee are independent directors under the rules of the SEC.

The Company does not have a separate Nominating Committee; the Board as is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies. The Board also has the role of managing the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of the Board members to be re-nominated, the Chairman recommends to the Board whether those individuals should be re-nominated. On at least an annual basis, the Chairman reviews with the Board whether it believes the Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If the Board determines that a new member would be beneficial, the Chairman and other Board members solicit and receive recommendations for candidates. All potential candidates, regardless of their source, are reviewed under the same process. The Chairman screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Board members and senior members of management. Upon completion of these interviews and other due diligence, the Chairman may recommend to the Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with the Company. Stockholders may also recommend candidates by sending the candidate's name and resume to the Chairman under the provisions set forth above for communication with the Board. There are no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as, independence; experience at the corporate, rather than divisional, level in multi-national organizations larger than the Company; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, the Chairman may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board and the perceived needs of the Company. In appointing its recent directors, for example, the Company has sought a nominee with significant financial expertise and a nominee with significant relevant operating experience. The Board believes that it is necessary for at least one independent Board member to possess each of these skills. However, during any search the Chairman reserves the right to modify his stated search criteria for exceptional candidates.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders who want to communicate with the board or with a particular director may send a letter to the Secretary of the Company at 20710 Lassen Street Chatsworth, California 91311. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters should state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked "Confidential "will be forwarded unopened.

DESCRIPTION OF SECURITIES

General

Our Company’s Articles of Incorporation provide for authority to issue (i) 100,000,000 shares of common stock with a par value of $0.00001 per share and (ii) 5,000,000 shares of preferred stock with a par value of $0.00001 per share. We have 31,250,000 shares of common stock issued and no shares of preferred stock issued.

Common Stock

The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore. The Company has not paid cash dividends in the past and does not expect to pay any within the foreseeable future since any earnings are expected to be reinvested in the Company. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in the Company's assets. Each outstanding share of the common stock is entitled to equal voting rights, consisting of one vote per share.

Preferred Stock

Pursuant to our certificate of incorporation, as amended, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of the Company or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

Warrants

Each investor in our August 2006 private placement received warrants to purchase one-half of the shares purchased at an exercise price of $0.30 per share for a total of 11,000,000 warrants. At that time, the Company issued warrants to purchase 1,000,000 shares of our common stock at the same exercise price per share to a consultant who provided services in the placement and a warrant to purchase 103,000 shares at $0.01 per share to a service provider. The warrants are exercisable for a period of five years from issuance.

2006 Equity Incentive Plan

On September 14, 2006, the Board adopted an equity incentive plan for its officers, directors and consultants. A summary of the terms of the plan is set forth below. The Company’s employment and consulting agreements include option grants which were to be issued from the plan. A total of 3,500,000 options to purchase common stock at $.30 per share were issued pursuant to these agreements. In addition, 1,000,000 options (250,000 to each newly appointed director) were granted on September 14, 2006 pursuant to the non-employee director compensation policy.

The plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, performance unit awards and performance share awards (collectively, “Awards”) to key employees, directors and consultants of the Company and its subsidiaries. The purpose of the plan is to promote the success, and enhance the value, of the Company by linking the personal interests of participating employees, directors and consultants to those of the Company’s stockholders and by providing such employees and consultants with an incentive for outstanding performance. The plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participating employees and consultants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

Subject to adjustments, no more than 10,000,000 shares of common stock may be issued in the aggregate under the plan. If awards are granted under the plan and subsequently expire or are forfeited to the Company, the shares of common stock underlying those awards will be available for reissuance. Plan participants may receive options to purchase shares of common stock for an exercise price fixed on the date of the grant. The exercise price may not be less than 85% of the fair market value of the common stock on the date of the grant. Grants of option rights under the plan may be incentive stock options or non-qualified stock options. An incentive stock option is an option that is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code. A plan participant may pay the exercise price of an option in cash, by check, or by the transfer of shares of unrestricted common stock owned for a period of time acceptable to the plan committee and having a value at the time of exercise equal to the exercise price, by any other consideration the plan committee may deem appropriate, or by a combination thereof. The Committee shall determine the vesting schedule and requirements for continuous service associated with each grant of options and may provide for earlier vesting under specified circumstances. The vesting or exercise of option rights may be subject to the optionee or the Company achieving management objectives. No options shall be exercisable more than 10 years after the date of grant.

The plan permits the grant of three types of stock appreciation rights (SARs): Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof. An Affiliated SAR is an SAR that is granted in connection with a related option and which will be deemed to automatically be exercised simultaneously with the exercise of the related option. A Freestanding SAR is an SAR that is granted independently of any options. A Tandem SAR is an SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled). The Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of the Company’s common stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR.

The plan permits the grant of restricted stock awards which are restricted common stock bonuses that vest in accordance with terms established by the Committee. The Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

The plan permits the grant of performance unit and performance share awards which are bonuses credited to an account established for the recipient and payable in cash, common stock, or a combination thereof. Each performance unit has an initial value that is established by the Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of the Company’s common stock on the date of its grant. The number and/or value of performance unit/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Committee are satisfied. After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance unit/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Committee also may waive the achievement of any performance goals for such performance unit/share. Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited to the Company upon the earlier of the recipient’s termination of employment or the date set forth in the award agreement.

LEGAL MATTERS

We could be named as a party in claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings may relate to contractual rights and obligations, employment matters, or to other matters relating to our business and operations. The Company’s management is not aware of any material legal proceedings pending against the Company.

The validity of the common stock to be sold by the selling shareholders under this prospectus will be passed upon for us by Richardson & Patel LLP. The law firm of Richardson & Patel, LLP and/or its various principals collectively own or have the right to receive, upon exercise of warrants, a total of 403,000 shares of our common stock and is included as a selling shareholder in this prospectus.

EXPERTS

The financial statements of Adera Mines Limited (now known as Chatsworth Data Systems, Inc.) as of January 31, 2005 and January 31, 2006 and for the years then ended and accumulated from December 30, 2003 to January 31, 2006 appearing in this prospectus have been audited by Manning Elliott, LLP, an independent registered public accounting firm to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The financial statements of our subsidiary, Chatsworth Data Corporation, as of December 31, 2005 and 2004 and for the years then ended appearing in this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting

AVAILABLE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

We have executed an indemnification agreement with each of our directors and executive officers that limit the liability of these persons for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada Revised Statutes. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Chapter 78 of the Nevada Revised Statutes; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada Revised Statutes, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We are in the process of obtaining and intend to maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

DESCRIPTION OF BUSINESS

Company Overview

History of Adera - Parent was incorporated as Adera Mines Limited (“Adera”) in the State of Nevada on December 30, 2003 and until August 2006 was an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits (reserves), which are not in either the development or production stage. Maryna Bilynska and Slavko Bebek were the founders and sole officers and directors of Adera. Although Adera did not classify itself as a shell corporation in its SEC filings, Adera had minimal operations from inception until August 7, 2006.

History of CDC Transaction - In September 2005, Mr. Sidney Anderson was introduced to CDC by a group (the “Group”) that had been working to acquire CDC for several months, but lacked sufficient capital to do so. On September 19, 2005, Group entered into a six month consulting services agreement with the Sidney L. Anderson Company, LLC (“SLACO”), whereby SLACO would assist Group in acquiring CDC. This agreement was not renewed and expired by its terms. SLACO performed significant due diligence on CDC and its market potential. SLACO determined that the best way to finance the CDC acquisition was to use an inactive publicly traded company as the acquiring party and to finance the acquiring party with a concurrent private placement in the public acquirer.

Accordingly, SLACO engaged Euro Catalysts Capital Markets, Inc. (“Euro Catalysts”) to assist in introducing SLACO to controlling shareholders of a public vehicle to acquire CDC. SLACO also retained Cypress Investors, LLC (“Cypress”) as an investment banker to assist in presenting a private placement investment opportunity to a limited number of accredited investors to invest funds in the public vehicle which funds would be used to acquire CDC.

In early 2006, Mr. Anderson assembled a management team to perform due diligence on CDC and to manage CDC when it was acquired. At this time, Cypress introduced Vision Opportunity Partners to SLACO and Vision agreed to act as the lead investor for private placement in a public company the acquisition of CDC. As planned, there was a concurrent acquisition of a public vehicle (Adera), private placement of funds into Adera and purchase of the stock of CDC. Adera, CDC and SLACO had no common affiliates or any business dealings of any kind prior to the transactions. Adera was a publicly traded company with minimal activities whose primary asset was a mining lease valued at $0 on its balance sheet. Following numerous negotiations with all parties during the spring and summer of 2006, on or about August 7, 2006, the following actions occurred concurrently:

-
Investors in a private placement purchased 22 million newly issued shares of common stock and warrants to purchase 11 million shares of Parent for gross consideration of $5,500,000. Upon completion of the private placement the investor shares constituted 87% of the then outstanding stock of Parent without considering warrants or other convertible securities;

-
Parent used proceeds of the private placement to purchase all of the shares of CDC, an operating data capture business, for $4,000,000 paid at closing and pay the of costs of the private placement and the acquisition of CDC, with the remainder of the purchase consideration consisting of the issuance of 250,000 shares of Parent common stock and a $2,000,000 promissory note;

-
The two officers and directors of Adera resigned; however, one director’s resignation was effective upon completion of the appointment of new directors pursuant to required waiting period following shareholder notice of a change of control;

-
The remaining Adera director filled the vacancy from the resignation and appointed Mr. Sidney Anderson as a director and the two directors appointed new officers and directors of Parent; the officers began their service immediately, the new directors were appointed pending the applicable shareholder notice and waiting period;

-	The two directors also approved service agreements to compensate Cypress and Euro Catalyst for their services and approved issuance of securities to CAG to compensate for the introduction to CDC; and
-
The former directors of Adera agreed to pay all debts of Adera at closing in the amount of $6,915 and in return, the sole asset of Adera (its mineral reserve interest) was transferred to one of the former officers and directors.

Since our sole subsidiary is in the data capture business, we changed Parent’s name to Chatsworth Data Solutions, Inc. in November 2006. Effective August 1, 2006, Parent operates as a holding company with CDC as an operating subsidiary. Prior to August 2006, CDC was privately owned. CDC was founded in 1971 from assets purchase from Republic Corporation by five Republic managers, four of whom owned and managed CDC until we bought it. We believe CDC chose to sell to us because the owner/managers were ready to retire and believed our management team could continue to effectively operate the business. CDC’s corporate headquarters are in Chatsworth, California. CDC’s primary business has been the development and manufacture of optical mark readers (OMR). An optical mark reader is a device which captures visual information and translates the image into digital information a computer is capable of understanding and displaying. An example of an OMR is a mark sense reader used in election vote tabulations, where voters mark their choice by filling in a rectangle, circle or oval, or by completing an arrow. The OMR reads the symbols and tallies the votes. Optical mark readers are sold into four vertical market sectors: education, gaming and lottery, health care and vote tabulation.

We also manufacture impact recording devices and cable testers. CDC prides itself on customer service; its engineering and design staff is able to understand client’s technical problems and offer ready solutions to those problems. A customer hotline was installed over fifteen years ago to enable field problems to be handled quickly, efficiently and effectively. New products are designed and brought to market quickly in response to customer demand.

Data Capture Overview

Currently available information technology systems provide significant computing power. We expect that this capability, combined with an appetite for feedback and current business intelligence, will create demand for data capture systems. We believe rapid capture and delivery of economical data is essential to in the business world. Optical readers are a cost effective technology to capture massive amounts of original data where network access is not readily available. Demand for optical reader data capture is found in the classroom, in the polling booth, in lotteries and gaming, in medical offices and in any business which solicits survey information whether at trade shows, as market research, as office visit intake questionnaires, or anywhere you may find a kiosk.

Data capture is expected to expand both in the mature U.S. market and in developing countries where the demand is just beginning. As the number of formats of data to be captured increases, we expect that the market for high throughput capture devices will also expand. Our goal is that CDC’s existing and planned products be designed to meet current and future data capture demand.

Product Offerings and Applications

We believe we provide economical and reliable products that deliver quality data capture solutions. We believe in certain markets, optical reader technology costs less and delivers superior results to other data capture technologies.

Optical Mark Readers

Our primary business has been the development and manufacture of optical mark readers (“OMR’s”). An optical mark reader is a device which captures visual information and translates the image into digital information a computer can understand and display. An example of an OMR is a mark sense reader used in election poll booths where voters mark their choice by filling a rectangle, circle or oval, or by completing an arrow. The OMR reads the symbols and tallies the votes. We sell optical mark readers to four market sectors: education, gaming and lottery, health care, and vote tabulation.

We have been developing and manufacturing optical mark readers since 1971 and since then have sold approximately 500,000 readers, primarily in the educational, voting and gaming markets. In the gaming markets, readers are used worldwide as an input device to read betting slips and as receipts for lotteries, races, and sports betting.

Impact Recorders

CDC manufactures both impact recorders and impact indicators to detect damage which occurs during shipment of sensitive equipment such as jet aircraft engines, power transformers and turbines and other sensitive electronic systems. The hardware included in these devices measures impact from all directions and records acceleration (g) levels. The recordings are made on chart paper and show magnitude, direction, and time of all impacts.

Impact indicators indicate when a sensitive product has been dropped or abused during shipment or handling, providing an irreversible signal of the time and magnitude of an impact (such as when it has been dropped). An impact indicator consists of two sets of spring loaded steel balls nested within a rugged transparent housing. The springs are calibrated to withstand forces up to the (g) rating of the unit. If impacts greater than the rated value are imposed, at least one set of balls will be dislodged and drop into the transparent dome.

Impact recorders and readers are sometimes required by insurance companies to monitor shipments to determine fault and liability in the event of damage in shipment. CDC’s impact recorders and impact indicators are also used in damage prevention programs incorporating impact recorders for the material handling, packaging and transportation industries.

Cable Testing

We manufacture cable and harness test systems for military and aerospace applications. Our instruments measure continuity, insulation resistance and dielectric strength in cables and harnesses. We believe our product measures quickly, accurately and economically. Our Cablemaster product is a self-contained unit designed to test electrical cable/harness assemblies, bulk multi-conductor electrical cable and multi-contact electrical connectors. It automatically checks up to 400 separate points for insulation resistance and the amount of electric current it can carry. It also automatically checks up to 200 circuits to confirm that the circuit is complete (continuity). Three digital readouts are provided on the front panel to display the number of the circuits being tested, the stimulus current or high voltage being applied to the circuit and the actual measurement of resistance or leakage current. Test results and status are displayed on an LED screen on the front panel.

A built-in computer operates the Cablemaster system and maintains unique test formats, front panel meter values and test results. Cablemaster is used primarily in the military and aerospace industries to test the electrical systems in airplanes, ships and space shuttles. Our products are used to test cable harnesses, connectors and bulk cable for aerospace vehicles, including the space shuttle and international space station. Our testers are also used to test long harnesses for torpedoes, guided missiles, automotive high voltage harnesses, and communication bulk multi-conductor cable reels up to 26,000 feet in length.

Commercial Markets

Optical Mark Readers (“OMR”)

We believe optical mark readers are a cost effective technology for high transaction, initial data capture applications. Any document taking several minutes or more to complete and requiring massive transaction input is a candidate for optical reader applications. We believe our OMR technology is faster and cheaper than real time data capture which requires a large number of input terminals, significant computing resources and network access time. Our OMR’s can scan from thirty to several hundred mark sense forms per minute. For example, real time scanning for 30 students taking a 50 minute test would require each desk to be wired and 50 minutes of computing resources. In comparison, our OMR product can scan the same 30 tests taken on a mark sense form in one minute of throughput using no computing resources. We also believe our OMR product is superior to manual data input. For example, inputting 100 medical surveys could take several hours for a data entry operator, but our OMR product might scan the surveys in five to ten minutes.

We believe that certain governmental initiatives in the education, vote tabulation and health care industries are contributing to the growth of the forms-based data capture market. The “No Child Left Behind” initiative in the education market, the Help America Vote Act of 2002 in the voting market and requirements for comprehensive electronic health records in the medical market require more comprehensive and accurate approaches to data capture that are well suited for OMR technology. We expect these type of initiatives to continue, but cannot assure you that new legislative initiatives will continue to support the growth of a forms based data capture market.

One of our customers, Election Systems & Software (“ES&S”), was awarded a contract to provide new mark sense voting machines throughout Los Angeles County. ES&S ordered approximately $2,500,000 in product from CDC in 2006. Delivery to ES&S was completed in September 2006. The Help America Vote Act of 2002 encouraged the use of reliable vote tabulation systems; we believe that our OMR product fulfills that need since we believe our product is reliable and it provides written copies of all ballots cast.

The gaming market consists of lotteries, on site event betting, and off-site betting. The lottery market is dominated by several on line vendors who provide total lottery solutions to state or provincial governments operating lotteries worldwide. We do not sell to the lottery operators; we sell to the on line vendors who are our resellers. CDC’s products have been distributed by most of these resellers, GTECH and Scientific Games have most recently placed orders for our products.

CDC has recently begun to focus on the application of its OMR products to the health care information services industry which has traditionally kept records in paper form. On November 11, 2006, the Secretary of the US Department of Health and Human Services stated in a speech to the American Medical Association (that is the source) that “85% of all medical records are paper-based and maintained manually”. We believe that many health care organizations are moving from paper forms to electronic data capture. We believe the requirements for comprehensive electronic health records in the medical market require comprehensive and accurate approaches to data capture that are optimally suited for OMR technology. We believe optical data capture offers higher accuracy, reduction in turn around time, faster data entry, and significant cost reduction. In the last two years, CDC has developed product for sale by working to integrate our OMR into OMR products of six different companies who are servicing the healthcare industry.

Impact Recorders

In many cases, CDC’s impact recorders and impact indicators are required by shipping insurance carriers so that fault and liability can be determined in the event of shipping damage. CDC’s impact recorders and impact indicators are also used in damage prevention programs incorporating impact recorders for the material handling, packaging and transportation industries. We believe demand for impact recorders will expand as economic development in developing countries requiring long distance shipping of expensive equipment increases. Our product is known as the Impact-o-graph.

Cable Testers

We manufacture cable and harness test systems which verify the electrical integrity for military and aerospace applications. Cable testers are generally produced pursuant to custom orders and specifications.

Sales and Marketing Plan

Prior to the Company’s purchase of CDC, distributors were located solely in the United States; even though end users were often foreign. CDC had a small sales department that primarily fulfilled customer orders for products. The in-house sales team consisted of a sales administrator and two others fulfilling orders. Our strategy is first to maximize revenues from the current products in the existing markets. To that end, we have expanded to four full time salespersons and still maintain an order fulfillment position. We also engaged marketing consultants who have assisted us in completely rewriting our website and in developing new marketing and presentation materials.

OMR--In the education market, we had an exclusive distribution arrangement with Pearson Assessments, a business of Pearson NCS, Inc., a major supplier of data collection hardware, testing software, survey software, and services for the education market since November 2003. We recently expanded our relationship with Pearson beyond the education market by entering into a November 2006 non-exclusive distribution agreement which provides that our products can be marketed and sold to all commercial markets (education, health care, lotteries and otherwise) by Pearson’s network of 46 independent distributors who sell in 71 countries worldwide. Although no minimum sales are required under this agreement, or from any distributor, we see this agreement as a beginning in our efforts to expand our global market presence.

We are working on two new OMR products: an auto feeder which handles large stacks of forms and a scanner that captures other forms of image data. Our full-page image scanner will read optical marks, bar codes, optical characters and signatures. Our scanner will be able to process a wider range and size of forms used in our current markets. Our auto feeder is derived from our existing OMR technology, but includes the additional functionality of automatically processing stacks of forms as opposed to our current product which can only process one form at a time.

To increase revenues from our existing product lines we have begun to and expect to continue to:

o	Hire account representatives for each industry targeted;
o	Target prospective resellers in existing markets;
o	Work with customers to determine their new requirements and build those requirements into our future product releases;
o	Launch new auto feeder and scanner products, including developing materials to educate existing customers about the uses and advantages of these products;
o	Develop product release plans to support key re-sellers needs;
o	Increase marketing exposure by identifying industry opportunities, including trade shows, advertising and catalog listing services;
o	Provide significant assistance to Pearson international sales staff in the form of training and materials;
o	Aggressively advertise and promote Impact-o-graph product line ;
o	Identify potential resellers in new industries where our products can be, but are not currently used, such as homeland security or manufacturing;
o	Conduct market research to confirm CDC’s reputation, strengths, weaknesses, and positioning. This will allow us to continue to articulate our sales and marketing strategy; and
o	Utilize specialized order desk to streamline customer phone orders,

We are constantly seeking appropriate acquisition candidates. We may consider horizontal integration as appropriate.

Competition

OMRs

Education Substantially all of our education products are sold and marketed under the Pearson brand name. Competitors, like Scantron, a much larger company, manufacture sheet readers that are sold to schools as part of a broader package of education services. Renaissance Learning Systems, a former reseller of our readers, has developed their own proprietary reader which is utilized in their education products. Our distributor, Pearson sells both our OMR products (under its brand name) and other reader products. Pearson is a large conglomerate that also sells a stand-alone test-scoring machine designed to use its own forms.

Gaming Our major competition in the lottery field is Peripheral Dynamics (PDI). PDI sells scanners that read optical characters, bar code and optical marks which are used for the marking and processing of lottery tickets. We compete on the basis of price and product reliability.

Voting Although many jurisdictions have upgraded voting systems to touch screen displays, we believe a market remains for a paper ballot system which we produce. ES&S utilizes our OMR product in some of its voting products. ES&S competes primarily with Diebold Election Products and Sequoia Voting Systems for voting product orders.

Medical This is a highly fragmented market.  The Secretary of the US Department of Health and Human Services believes that 85% of all medical records are paper-based and maintained manually (that is the source). Many healthcare organizations are moving from paper forms to electronic data capture. Manual paper processing can be very costly. We think optical data capture offers greater accuracy, reduction in data turnaround time and data entry time and significant cost reduction. CDC has a growing number of solutions providers who are delivering their applications based on our OMR product.

Impact Recorders We believe there are less than ten companies that manufacture some form of impact recorders and indicators. CDC’s largest competitors are Shockwatch and Impact Register, Inc. We compete on the basis of price, product capability, reliability and service.

Cable Testers Our chief competitor is DITMCO. We compete on basis of capabilities, reliability and reputation.

Product Development

We have a product development team including mechanical, electrical and systems engineers. They constantly review current products to develop new uses. In addition, they review applications offered by competitors. Management is implementing a formalized product release plan which will define upcoming releases by product line. One of our strengths is our ability to adapt our technology to new customer needs. We often develop our new products after customizing existing products for a particular project. Once a product is released, our team will work to educate our existing customer base on the uses of the new products and solicit any suggested product modifications. Our customer product needs often become the basis for our product release plans and the research and development priorities.

Patents, Trademarks and Intellectual Property

We have developed proprietary processes to produce our products and do not rely on licensed rights. We do not rely on patent protection for our technology, but instead rely on common law trade secret protection. We may encounter disputes over our intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. If we are required to litigate to protect our intellectual property rights, it could be costly and time consuming.

Manufacturing

All of our manufacturing is conducted at our Chatsworth, California headquarters which includes a 10,000 square foot manufacturing operation. We utilize generally available materials and a small number of customized components to manufacture our products. This enables us to maintain high quality products and enables rapid development and deployment of new products and technologies. We design and produce many of our own components and sub-assemblies in order to retain quality control. Raw materials or sub-components required in the manufacturing process are generally available from several sources. An unanticipated interruption or delay in the supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

Customers

Adera Mines Limited had no customers for the years ended January 31, 2006 and 2005 and the nine months ended October 31, 2006.

CDC had one customer representing approximately 12% of its business in its 2005 fiscal year and in its 2006 fiscal year it had one customer representing approximately 14% of its business and another representing approximately 28% of its business.

Governmental Regulation

Our manufacturing operations are subject to various federal, state and local environmental protection regulations governing the use, storage, handling and disposal of hazardous materials, and certain waste products. In the United States, we are subject to the federal regulation and control of the Environmental Protection Agency. We are further subject to regulation by the Los Angeles Fire Department and the South Coast Air Quality Management Department. We have obtained all necessary operating permits. To date the cost of our compliance with federal, state and local environmental protection regulations has been immaterial. We have reviewed regulations which are not yet effective and do not believe that compliance with these regulations will materially increase our production costs or require significant capital expenditures.

Although we believe that our safety procedures for using, handling, storing and disposing of such materials comply with the standards required by federal and state laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident involving such materials, we could be liable for damages. Although we maintain liability coverage, any such liability could exceed the amount of our liability insurance coverage. Any uninsured liability could negatively impact our cash resources.

Legal Proceedings

We are not a party to any pending legal proceedings that, if decided adversely to us, would have a material adverse effect upon our business, results of operations or financial condition and are not aware of any threatened or contemplated proceeding by any governmental authority against our company. To our knowledge, we are not a party to any pending civil or criminal action or investigation.

Facilities

Our principal executive offices and manufacturing facilities are currently located in a 14,500 square foot property located at 20710 Lassen Street, Chatsworth, California 91311. We owned the facility until 2005 when it was sold to a third party. We now have a lease at approximately $9,996 per month which expires in August 2008.

Employees

As of January 1, 2007 we had 65 full-time employees; the number of employees fluctuates based on our manufacturing schedules. We use a staffing agency for some employees to maintain maximum ability to increase and decrease our staff as production needs change. We also have six employees in engineering, five in sales and marketing, and five in general and administration. No employee is represented by a labor union, and we have never suffered an interruption of business caused by a labor dispute.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Chatsworth Data Solutions, Inc. (formerly Adera Mines Limited)

Chatsworth Data Solutions, Inc. (formerly Adera Mines Limited) (Successor)

RESULTS OF OPERATIONS

Results of operations - Nine Months Ended October 31, 2006 (Successor) vs. Nine Months Ended October 31, 2005

The following discussion includes the results of Parent for all of 2005 and until August 1, 2006, and for Parent and CDC consolidated (Successor) subsequent to the acquisition effective August 1, 2006. Parent had minimal operations before the acquisition. Since the nine months ended October 31, 2005 do not include CDC and only three months of the nine months ended October 31, 2006 include CDC, we believe detailed comparisons between these nine month periods will not be meaningful.

Sales revenue totaled $2,814,620 for the nine months ended October 31, 2006, compared to nil for the same period during 2005. This was attributable to the acquisition of CDC on August 7, 2006. Sales of optical readers totaled $2,080,090, while sales of impact recorders and indicators totaled $647,916. The balance of $86,614 was for other sources of revenue.

Cost of sales totaled $1,575,718 for the nine months ended October 31, 2006, compared to nil for the same period during 2005. The cost of sales pertained to the revenues generated from the acquisition of CDC. Gross margin percentage was 44% for this period.

Operating expenses totaled $1,949,821 for the nine months ended October 31, 2006, compared to $46,887 for the same period in 2005. Included in general and administrative expenses for the quarter ended October 31, 2006 were accounting and legal fees totaling $305,253 incurred for the Form 8-K filing following the acquisition, the interim audit of Chatsworth Data Corporation and the registration of our common stock with the Securities and Exchange Commission. In addition, Parent issued 2 million shares of common stock valued at $480,000 to the Chairman of the Board of Directors as part of a consulting agreement. This was recognized as compensation cost within general and administrative. Finally, in accordance with FASB 123(R), the Company recorded compensation expense of $308,268 related to stock options issued during the last quarter.

The Company recorded a deferred tax benefit of $366,754 for the nine months ended October 31, 2006. Our effective tax rate was estimated to be 40%.

Net loss for the nine months ended October 31, 2006 was $369,414 compared to a net loss of $46,887 for the same period in 2005.

Management’s Discussion and Analysis of Chatsworth Data Corporation (Predecessor) for Fiscal Year Ended December 31, 2005 compared with fiscal year ended December 31, 2004

This management’s discussion and analysis relates specifically to the financial statements of Chatsworth Data Corporation (“CDC”, “Predecessor”), for the years ended December 31, 2004 and December 31, 2005. Parent did not report the operations of CDC during 2004 or 2005 and only began such reporting CDC operation on Parent financial statements on August 1, 2006, the effective date of the acquisition of CDC.

CDC is a designer and manufacturer of data capture products, including optical mark readers, scanners and impact recording devices; each captures data at its source and transfer the captured data to the user’s data base. The optical mark readers and scanners are sold to original equipment manufacturers (OEMs) and to value added resellers (“VAR’s”) in four vertical markets: education, gaming and lottery, vote tabulation, and health care. Our impact recording devices are sold to end users. Our optical mark reader and scanner sales to OEM’s and VAR’S were generated through direct orders to the Company and our sole sales representative in Minneapolis, Minnesota. Our impact recording device sales are primarily direct orders to the Company. Our cable testing devices are primary direct orders to the Company from previous customers of ours.

Sales are derived primarily from the sale of optical mark readers and scanners and impact recording devices. Revenues are recorded when products are shipped and are net of an allowance for estimated returns. Allowances for bad debts are also recorded at the time of sale. Because we ship product as orders are received, generally no more than 90 days after order, we do not maintain a significant ongoing backlog. However, the size of our backlog does fluctuate greatly depending on the size and mix of product orders and what can be considered pre-orders of newly released products not yet ready for shipment.

Cost of sales consists of expenses associated with sales of our products. These costs include: (i) personnel related costs, (ii) costs of purchased materials, (iii) shipping and freight costs, and (iv)other overhead costs. We realize higher gross margins on our impact recording devices than on our optical mark readers and scanners. We expense all research and development costs.

CDC’s net income and results of operations were affected by the nonrecurring sale of our office and manufacturing facility in 2005. CDC had a gain of $2,934,331 on the sale.

Net Sales. CDC’s net sales decreased slightly from $5,742,135 for our fiscal year ended December 31, 2004 to $5,561,583 for our fiscal year ended December 31, 2005, a decrease of $180,552, or 3.1%. Sales of optical readers were $3,888,650 for the year ended December 31, 2004 and $3,353,120 for the year ended December 31, 2005, a decrease of $535,530. The decrease was due to a decline in sales of readers to the gaming industry. Sales of impact readers were $1,522,983 for the year ended December 31, 2004 and $1,877,773 for the year ended December 31, 2005 an increase of $354,835. Sales of cable testers were $179,000 for the year ended December 31, 2004 and $148,000 for the year ended December 31, 2005, a decrease of $31,000.

Cost of Sales. CDC’s cost of sales decreased from $4,480,950 for our fiscal year ended December 31, 2004 to $4,381,685 for our fiscal year ended December 31, 2005, a decrease of $99,265 or 2.2%. Materials, direct labor and manufacturing overhead comprise our cost of sales.

Gross Profit. CDC’s overall gross profit margin percentage remained relatively the same at 21% of sales.

Selling and General and Administrative Expenses. CDC’s selling and general and administrative expenses decreased from $1,165,149 for our fiscal year ended December 31, 2004 to $619,266 for our fiscal year ended December 31, 2005, a decrease of $545,883, or 46.85%, principally due to a decrease in executive officers compensation of $566,900. CDC was a privately owned S Corporation; the four shareholders were also executive officers during the years ended December 31, 2004 and December 31, 2005. The compensation paid to these executive officers was determined by the four individuals and was totally discretionary.

Operating Income.   CDC’s operating income increased from $96,036 for our fiscal year ended December 31, 2004 to $560,632 for our fiscal year ended December 31, 2005, an increase of $464,596 or 483.7%. As described above, the increase is due principally to a reduction in executive officers compensation of $566,900. Absent the decrease in discretionary executive compensation, operating income would have declined from a profit of $96,036 in the year ended December 31, 2004 to a loss of $6,268 for the year ended December 31, 2005. This loss is a result of a decrease in sales and related costs of sales.

Other Income. CDC’s other income increased from $146,372 for our fiscal year ended December 31, 2004 to $2,979,328 for our fiscal year ended December 31, 2005, an increase of $2,832,956 principally due to the sale of our office building and manufacturing facility in 2005. The gain from the sale of the office and manufacturing facility was $2,934,331. Our 2004 other income of $146,372 was comprised of $77,983 of rent from subtenants of our facility, $2,630 of interest, $62,256 from the forfeiture of a deposit by a customer and $3,503 of miscellaneous income. Rental income decreased in 2005 from $77,983 to $29,432 since we only owned the building and collected rental income for a partial year. Interest income increased from $2,630 to $15,199. There were no customer deposit forfeitures in 2005 and miscellaneous income was $366.

Income Tax Expense. Income tax expense of $54,561 was recorded for the fiscal year ended December 31, 2005 compared to $2,904 for the fiscal year ended December 31, 2004. These numbers reflect no federal tax and only a minimal California tax because CDC was operated as a Subchapter S corporation for all of 2004 and 2005 and until August 2006. A Subchapter S corporation generally does not pay tax at the corporate level; instead, taxes are paid at the shareholder level. Beginning August 2006, CDC will be a C corporation and will directly pay federal and California state income taxes at the corporate level at an estimated combined rate of 39.8%

LIQUIDITY AND CAPITAL RESOURCES

At July 31, 2006, prior to the acquisition of CDC, Adera had a working capital deficiency of $6,915 and had accumulated losses of $97,456 since inception. The Company’s cash balance was $-0- . On August 7, 2006, the Company completed its acquisition of CDC. The acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141). The assets acquired and liabilities assumed were recorded at their fair values at the date of acquisition. As a result, on a pro-forma basis, as of July 31, 2006 our cash and cash equivalents were $438,690. The promoters of Adera agreed to assume the liabilities of Adera at closing and were transferred Adera’s sole mineral interest which was carried at $-0- on Adera’s books.

At October 31, 2006, Parent had cash on hand of $1,233,164 compared to $8,689 as of January 31, 2006. The Company had net cash provided by operating activities for the nine months ended October 31, 2006 of $573,454 compared to net cash used in operating activities of ($61,780) for the nine months ended October 31, 2005.

Now that our business is the operation of CDC, we expect to fund our operations and capital expenditures from internally generated funds. We believe that our existing cash balances will be sufficient to meet our working capital, capital expenditure and investment requirements for at least the next 12 months. We may require additional funds for other purposes, such as acquisitions of complementary businesses, and may seek to raise such additional funds through public and private equity financings or from other sources. However, we cannot assure you that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or that any additional financing will not be dilutive.

In order to maintain maximum flexibility in financing the business, on December 1, 2006, our CDC subsidiary entered into a Revolving Credit Agreement with Bank of Oklahoma, N.A. The Credit Agreement provides for up to a $3.0 million revolving credit facility. The actual amount of credit available under the Credit Agreement is subject to a borrowing base determination based on CDC’s qualified accounts receivable and inventory. The revolving credit facility may be used for working capital and other lawful corporate purposes and for the issuance of letters of credit. Parent has guaranteed the payment obligations of CDC under the Credit Agreement.

The outstanding advances under the Credit Agreement bear interest of an annual rate equal to the Prime Rate (as defined in the Credit Agreement) plus a margin of -0.50%, 0.00% or 0.50% depending on CDC’s ratio of Funded Debt to EBITDA (as defined in the Credit Agreement) as reflected in the most recent annual financial statements. Initially the margin is set at 0.50%. Interest is payable in arrears on a monthly basis. The revolving credit facility expires and all outstanding principal is payable on November 30, 2007. The Credit Agreement is secured by all the personal property of CDC, including its equipment, accounts receivable and inventory.

We issued a $2,000,000 note to the CDC sellers; $1,000,000 million is payable August 6, 2007 (one year from the closing of the CDC purchase) and $1,000,000 million is payable August 6, 2008 (two years from the closing). Interest is payable quarterly. Interest accrued for the quarter ended October 31, 2006 was $32,969. We believe cash flow from operations will be sufficient to repay the note.

On August 17, 2005, Chatsworth Data Corp. entered into a property leasing arrangement to lease approximately 14,500 square feet from an unrelated third party. The lease calls for minimum lease payments of $9,996 per month, or $119,962 per year, and expires in August 2008.

This lease is classified as an operating lease. The minimum future non-cancelable lease payments are as follows:

For the 12 months ending October 31,

2007	$124,786
2008	84,838
Thereafter	—

Retirement Plan. CDC has a 401(k) plan for its employees. CDC matches 50% of employee contributions up to 3% of employee compensation, but has no obligation to pay fixed benefits to our employees.   Employee contributions vest immediately and Company matching contributions vest over 7 years.

Critical Accounting Policies

Revenue recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

Accounts receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality and payment history of the customer.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally by the average cost method.

Intangible assets

Intangible assets and goodwill are related to the Company's acquisition of CDC in August 2007. Intangible assets with finite lives are amortized over their estimated useful lives, which are three years for customer relations and five years for propriety technology. In addition to amortization, intangible assets are tested at least annually for impairment.

Goodwill represents the excess of the cost of the acquired entity over the net of amounts assigned to assets acquired and liabilities assumed and is not amortized. The Company tests goodwill for impairment at least annually by using a two-step process. In the first step, the fair value of the reporting unit, estimated using a discounted cash flows approach, is compared with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. There was no impairment loss recognized in 2006 and goodwill was not recorded in 2005.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

Stock-based compensation

The Company estimates the fair value of stock options using a Black-Scholes option pricing model, consistent with the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires all share-based payments to employees, including stock option grants, to be recognized in the income statement based on their fair values. The standard applies to newly granted awards and previously granted awards that are not fully vested on the date of adoption. The Company adopted SFAS 123(R) using the modified prospective method, which requires that compensation expense for the portion of awards for which the requisite service has not yet been rendered and that are outstanding as of the adoption date be recorded over the remaining service period. Prior to the adoption of SFAS No. 123(R) on February 1, 2006, the Company had no share-based payments. Accordingly, no prior periods have been restated, the impact of SFAS 123(R) is not presented, and no pro forma amounts are presented for 2005 had the Company recognized stock-based compensation in accordance with SFAS No. 123.

The Company accounts for options and warrants granted to non-employees under SFAS No. 123(R) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments that are issued to other than Employees for Acquiring or in Conjunction with Selling Goods or Services.” The Company measures the fair value of such options using the Black-Scholes option pricing model at each financial reporting date.

Recent accounting pronouncements

In September 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on its financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109 ("FIN 48"). FIN 48 provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions that has an effect on a company's financial statements accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes", as a result of positions taken or expected to be taken in a company's tax return. A tax benefit from an uncertain position may be recognized only if it is "more likely than not" that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential effect that the adoption of FIN 48 will have on the Company's financial statement presentation and disclosures.

INFLATION

We believe that inflation has not had a material effect on our operations to date.

DESCRIPTION OF PROPERTY

The Company’s headquarters is currently located at 20710 Lassen Street, Chatsworth, CA 91311. Our operations are located in a leased 14,500 square foot building which allows us to conduct our operations on site, including research and development, fabrication, processing and packaging. Our lease extends until August 2008 at rent of approximately $10,000 a month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation."

As provided for in his Consulting Agreement executed at closing, Mr. Anderson received reimbursement of $205,000 for his activities prior to Closing. Approximately $150,000 was to reimburse his actual expenses incurred during the period from September 2005 thru July 2006 including travel expenses, due diligence expenses, accounting fees, legal fees and commitment fees. The balance of $55,000 was compensation to Mr. Anderson for services rendered from March 2006 thru August 7, 2006 related to due diligence, preparation of information required to solicit an investment banker, assembling the management team to assume operations of CDC post-acquisition, assembling the investor group required to acquire CDC, acquisition of the shell used to acquire CDC, structuring the transaction to acquire CDC, and orchestrating the acquisition and post-takeover of CDC.

A consulting company, owned by Mr. Anderson (SLACO), received 1,000,000 shares of our common stock on August 1, 2006 as part of the 1,700,000 shares of our common stock provided to Group, a group which introduced SLACO to Chatsworth Data Corporation. Group consisted of SLACO, Mr. Anderson’s consulting company, Mr. William Walker, Jr., Mr. Robert S. Anselmo and Mr. Raymond T. Bennett. Messrs. Walker, Anselmo and Bennett shared 700,000 shares for the introduction to CDC. SLACO’s portion of the CAG compensation included services rendered by SLACO from September 2005 to March 2006.

Mr. Anderson also received 2,000,000 shares of our common stock as part of his compensation pursuant to his execution of the Consulting Agreement on August 1, 2006 under which he will provide services as our Executive Director and as the Chairman of our Board of Directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any stock exchange. The common stock is traded on the Over-the-Counter Electronic Bulletin Board under the symbol "CHWD.OB". However, the historical business of Adera is not our current business and we do not believe the prior stock price information is relevant. As of October 5, 2006, there were approximately 92 stockholders of record of our common stock.

DIVIDENDS

We have never paid any dividends on the common stock. We currently anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock in the foreseeable future.

TRANSFER AGENT

Our transfer agent is Pacific Stock Transfer Company who is located at 500 East Warm Springs Road, Suite 240, Las Vegas, NV 89119 and can be reached at (702) 361-3033.

EXECUTIVE COMPENSATION

None of our executive officers of Parent received compensation in excess of $100,000 for the fiscal years ended December 31, 2005, 2004 or 2003, respectively. Slavko Bebek and Maryna Bilynska did not receive compensation for their positions as officers of the Company from the Registrant.

CDC SUMMARY COMPENSATION TABLE

LONG TERM COMPENSATION
		ANNUAL COMPENSATION			AWARDS		PAYOUTS
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs	LTIP Payout ($)	All Other Compensation ($)
William Moothart	2003 2004 2005	189,228 189,228 189,228	336,000 157,484 0
Hannes G. Boehm	2003 2004 2005	134,004 134,004 134,004	140,000 66,680 0
Frank Leftkowitz	2003 2004 2005	157,404 157,404 157,404	308,000 144,053 0
C. Bohman	2003 2004 2005	157,404 157,404 157,404	308,000 144,053 0

(1) CDC was a Subchapter S corporation prior to August 2006. All bonuses were paid to cover income taxes of these employee shareholders.

Current Summary Compensation Table
					LONG TERM COMPENSATION
		ANNUAL COMPENSATION			AWARDS				PAYOUTS
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)		Securities Underlying Options/SARs		LTIP Payout ($)	All Other Compensation ($)
Sidney L. Anderson, Executive Director	2006	$96,000			3,000,000	(4)	2,000,000			$205,000	(2)
J. Stewart Asbury III, CEO and President	2006	$215,000					1,000,000	(3)		$23,000	(3)
Clayton Woodrum, Chief Financial Officer	2006	$96,000					500,000

(1) All three executive officers were appointed upon closing of the CDC acquisition on August 7, 2006. The salary in the chart is the annual rate of compensation.
(2) Mr. Anderson received $205,000 from the Company at the closing of the CDC transaction as repayment of expenses incurred during the acquisition and financing. See “Certain Relationships and Related Transactions.”
(3) Mr. Asbury received an option to purchase 1,000,000 shares of common stock which vests in 36 equal monthly installments. During 2006, Mr. Asbury received $23,000 in other compensation in connection with his employment. He received a $3,000 monthly housing allowance for the first six months of his employment which began in August 2006 which totaled $18,000 for calendar year 2006 and he receives a $1,000 per month automobile allowance.
(4) Mr. Anderson received 2,000,000 shares in connection with execution of his consulting agreement for services beginning at the closing and received 1,000,000 shares in connection with services provided before closing. See “Certain Relationships and Related Transactions.”

STOCK OPTION GRANTS AND EXERCISES

For the fiscal year ended December 31, 2005, neither Parent nor CDC issued any options to any officers, employees or directors and no officer, employee or director exercised any outstanding option

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Neither Parent nor CDC had any such arrangement in the past three years. At August 7, 2006, the Company entered into the following compensation arrangements:

Asbury Agreement: Mr. Asbury has been retained as the Chief Executive Officer of CDC for a three year term at a salary of $215,000 per year. In addition, he will be paid a $3,000 monthly housing allowance for his first six months of employment and a $1,000 per month auto allowance for the term. In addition, he was granted an option to purchase 1,000,000 shares of our common stock at $0.30 per share which vest equally over the 36 month term. If Mr. Asbury is terminated without cause, he will receive the greater of $60,000 or the balance of his salary for the remainder of the term and all unvested options will vest immediately.

Woodrum Agreement: Mr. Woodrum has been engaged as a consultant to serve as the Chief Financial Officer of CDC for a term of one year at a salary of $8,000 per month. In addition, he was granted an option to purchase 500,000 shares of our common stock at $0.30 per share which are fully vested on grant. This agreement is terminable upon 30 days notice by either party.

Anderson Agreement: Mr. Anderson has been engaged as our Chairman of the Board of Directors, Executive Director, and consultant for compensation of $8,000 per month. Mr. Anderson will be reimbursed for expenses of his consulting company in connection with his work in connection with the transactions which expenses are estimated to be $205,000. In consideration for executing this consulting agreement, Mr. Anderson was granted 2,000,000 shares of our common stock. Mr. Anderson shall not receive other compensation for such services as a director of the Company. In addition, the consulting agreement includes an option to purchase 2,000,000 shares of our common stock at $0.30 per share which were fully vested upon grant. If Mr. Anderson participates in locating future acquisitions which are completed by the Company, he will receive 2.5% of the total consideration paid by the Company in such transaction, payable in stock or cash at the Company’s election. The agreement provides that even if Mr. Anderson is no longer serving as a Director, he will remain as a consultant at the foregoing rate of pay until July 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2006 through the date of this prospectus.

Financial Statement

Page
Chatsworth Data Solutions, Inc. (formerly known as Adera Mines Limited)	F-1
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements of Adera Mines Limited for the years ended January 31, 2006 and January 31, 2005	F-3

Financial Statements of Chatsworth Data Solutions, Inc. (Successor) for the three and nine months ended October 31, 2006 and October 31, 2005 (unaudited)	F-11

Chatsworth Data Corporation	F-30
Report of Independent Registered Public Accounting Firm	F-32
Financial statements of Chatsworth Data Corporation (Predecessor) for the years ended December 31, 2005 and December 31, 2004	F-33
Financial statements of Chatsworth Data Corporation (Predecessor) for the six months ended June 30, 2006 and 2005 (unaudited)	F-41

Adera Mines Limited
(An Exploration Stage Company)

January 31, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Adera Mines Limited
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Adera Mines Limited (An Exploration Stage Company) as of January 31, 2006 and 2005 and the related statements of operations, cash flows and stockholders’ equity (deficit) for the years then ended and accumulated for the period from December 30, 2003 (Date of Inception) to January 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adera Mines Limited, as of January 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended and accumulated for the period from December 30, 2003 (Date of Inception) to January 31, 2006, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue and has incurred losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 25, 2006

Adera Mines Limited
(An Exploration Stage Company)
Balance Sheets
	January 31, 2006 $	January 31, 2005 $

ASSETS

Current Assets

Cash	8,689	85

Total Current Assets	8,689	85

Property and Equipment (Note 4)	1,325	—

Total Assets	10,014	85

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities

Accounts payable	4,288	1,300
Accrued liabilities	—	3,750
Due to related parties (Note 5)	—	19,747

Total Liabilities	4,288	24,797

Stockholders’ Equity (Deficit)

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 5,831,570 shares (January 31, 2005 - 5,000,000)	58	50

Additional Paid-In Capital	73,009	—

Donated Capital	15,000	7,800

Deficit Accumulated During the Exploration Stage	(82,341)	(32,562)

Total Stockholders’ Equity (Deficit)	5,726	(24,712)

Total Liabilities and Stockholders’ Equity (Deficit)	10,014	85

(expressed in U.S. dollars)

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statements of Operations
(expressed in U.S. dollars)

	Accumulated from December 30, 2003 (Date of Inception) To January 31,	Year Ended January 31,	Year Ended January 31,
	2006	2006	2005
	$	$	$

Revenue	—	—	—

Expenses

Depreciation	265	265	—
General and administrative (Note 5)	64,719	35,714	15,505
Mineral property costs	14,857	12,600	695
Rent (Note 5)	2,500	1,200	1,200

Total Expenses	82,341	49,779	17,400

Net Loss	(82,341)	(49,779)	(17,400)

Net Loss Per Share - Basic and Diluted		(0.01)	—

Weighted Average Shares Outstanding		5,638,000	5,000,000

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

	Accumulated from December 30, 2003 (Date of Inception) to January 31,	Year Ended January 31,	Year Ended to January 31,
	2006	2006	2005
	$	$	$

Operating Activities

Net loss	(82,341)	(49,779)	(17,400)

Adjustments to reconcile net loss to net cash used in operating activities

Amortization	265	265	—
Donated consulting services and rent	15,000	7,200	7,200

Changes in operating assets and liabilities

Accounts payable	4,288	2,988	1,300
Accrued liabilities	—	(3,750)	3,750
Due to related parties	—	(19,747)	5,165

Net Cash Provided by (Used in) Operating Activities	(62,788)	(62,823)	15

Investing Activities

Purchase of property and equipment	(1,590)	(1,590)	—

Net Cash Used in Investing Activities	(1,590)	(1,590)	—

Financing Activities

Proceeds from the issuance of common stock	83,207	83,157	—
Share issuance costs	(10,140)	(10,140)

Net Cash Provided by Financing Activities	73,067	73,017	—

Increase in Cash	8,689	8,604	15

Cash - Beginning of Period	—	85	70

Cash - End of Period	8,689	8,689	85

Supplemental Disclosures:

Interest paid	—	—	—
Income taxes paid	—	—	—

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
Period from December 30, 2003 (Date of Inception) to January 31, 2006
(expressed in U.S. dollars)

					Deficit
					Accumulated
			Additional		During the
	Common Stock		Paid-in	Donated	Development
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance - December 30, 2003 (Date of Inception)	—	—	—	—	—	—

Issuance of common stock for cash	5,000,000	50	—	—	—	50

Donated consulting services and rent	—	—	—	600	—	600

Net loss for the period	—	—	—	—	(15,162)	(15,162)

Balance - January 31, 2004	5,000,000	50	—	600	(15,162)	(14,512)

Donated consulting services and rent	—	—	—	7,200	—	7,200

Net loss for the year	—	—	—	—	(17,400)	(17,400)

Balance - January 31, 2005	5,000,000	50	—	7,800	(32,562)	(24,712)

Issuance of common stock for cash	831,570	8	83,149	—	—	83,157

Share issuance costs	—	—	(10,140)	—	—	(10,140)

Donated consulting services and rent	—	—	—	7,200	—	7,200

Net loss for the year	—	—	—	—	(49,779)	(49,779)

Balance - January 31, 2006	5,831,750	58	73,009	15,000	(82,341)	5,726

The accompanying notes are an integral part of these financial statements

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

1. Exploration Stage Company

The Company was incorporated in the State of Nevada on December 30, 2003. In January 2004, the Company purchased one mineral claim situated in the Lillooet Mining Division in the Province of British Columbia, Canada. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business plan is to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims.

The Company has been in the exploration stage since its formation in December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and generate significant revenue. Management has plans to seek additional capital through a private placement and public offering of its common stock. At January 31, 2006, the Company had working capital of $4,401, and has accumulated losses of $82,341 since inception. During the year ended January 31, 2006, the Company issued 831,570 shares of common stock at a price of $0.10 per share pursuant to a Form SB-2 Registration Statement for proceeds of $83,157 before issuance costs of $10,140. There is no guarantee that the proceeds raised by the Company will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

a) Basis of Accounting

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is January 31.

b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c) Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d) Foreign Currency Transactions/Balances

The Company's functional currency is the United States dollar. Occasional transactions occur in Canadian currency, and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

e) Exploration and Development Costs

The Company has been in the exploration stage since its inception on December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Policies (continued)

f) Property and Equipment

Property and equipment is recorded at cost. Depreciation of computer equipment is computed on a straight-line basis using an estimated useful life of four years.

g) Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

h)  Financial Instruments

The fair value of financial instruments, which includes cash, accounts payable and accrued liabilities approximate their carrying values due to the relatively short maturity of these instruments. Management does not believe the Company is subject to significant credit or interest risk.

i) Concentration of Risk

The Company maintains its cash account in one commercial bank located in Vancouver, British Columbia, Canada. The Company's cash account is an uninsured business chequing account maintained in U.S. dollars. As at January 31, 2006, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

j) Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at January 31, 2006 and 2005, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

k) Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Policies (continued)

k) Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

l) Reclassifications

Certain reclassifications have been made to the prior year's financial statements to conform to the current period's presentation.

3. Mineral Properties

In January 2004, the Company entered into an Agreement to acquire 100% of the rights, title and interest in a mining claim representing 18 units in the Lillooet Mining Division in the Province of British Columbia, Canada. Payment of $1,562 was required to record this mining claim and was paid as to 50% each by the President and the Secretary of the Company. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company.

4.  Property and Equipment

	Cost $	Accumulated Depreciation $	January 31, 2006 Net Carrying Value $	January 31, 2005 Net Carrying Value $

Computer	1,590	265	1,325	—

5. Related Party Transactions/Balances

a) As at January 31, 2005, the President and the Secretary of the Company were each owed $9,874. These amounts were non-interest bearing, unsecured and due on demand. The amounts represented operating expenses and mineral property recording fees paid on behalf of the Company and were repaid during the current year.

b) The President of the Company provides consulting services and office premises to the Company. The services are valued at $250 per month and office premises are valued at $100 per month. During the year ended January 31, 2006, donated consulting services of $3,000 (2005 - $3,000) and donated rent of $1,200 were recorded (2005 - $1,200).

Adera Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

5. Related Party Transactions/Balances (continued)

c)  The Secretary of the Company provides consulting services to the Company valued at $250 per month. During the year ended January 31, 2006, donated consulting services of $3,000 were recorded (2005 - $3,000).

6 Common Stock

On April 26, 2005, the Company issued 831,570 shares of common stock at $0.10 per share for cash proceeds of $83,157 before issuance costs of $10,140 pursuant to the Company’s SB-2 Registration Statement.

7. Income Taxes

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has approximately $67,300 of net operating loss carryforwards available to offset taxable income in future years which expire through fiscal 2023. For the periods ended January 31, 2006 and 2005, the valuation allowance established against the deferred tax assets increased by $15,055 and $3,400 respectively.

The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	January 31, 2006 $	January 31, 2005 $

Net Operating Loss Carryforwards	67,300	25,000
Statutory Tax Rate	35%	34%
Effective Tax Rate	—	—
Deferred Tax Asset	23,555	8,500
Valuation Allowance	(23,555)	(8,500)

Net Deferred Tax Asset	—	—

CHATSWORTH DATA SOLUTIONS (Successor)

UNAUDITED CONDENSED FINANCIAL STATEMENTS
AS OF OCTOBER 31, 2006 AND FOR THE NINE MONTHS ENDED
OCTOBER 31, 2006 AND 2005

CHATSWORTH DATA SOLUTIONS (Successor)

CHATSWORTH DATA SOLUTIONS, INC. (Successor)
(Formerly Adera Mines Limited)
Condensed Consolidated Balance Sheet
October 31, 2006
(Unaudited)

Successor
ASSETS
Current Assets
Cash	$1,233,164
Accounts receivable, less allowance for doubtful accounts of $25,560	522,504
Inventories	883,547
Prepaid expenses	25,904
Total current assets	2,665,119

Property and equipment, net	133,636
Intangibles, customer relationships and proprietary technology, net of accumulated amortization of $248,760	2,883,440
Goodwill	3,926,643
Other assets	21,996
Total Assets	$9,630,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$302,265
Accrued liabilities	677,336
Current portion of notes payable	1,000,000
Total Current Liabilities	1,979,601

Notes payable, long term	1,000,000
Deferred tax liability	880,801
Total Liabilities	3,860,402

Commitments and Contingencies

Stockholders’ Equity	-
Preferred stock, par value $0.00001 per share, 5,000,000 shares authorized, none issued and outstanding
Common stock, par value $0.00001 per share, 100,000,000 shares authorized, 31,250,000 shares issued and outstanding	312
Additional Paid-in Capital	6,246,875
Stock subscription receivable	(25,000)
Accumulated deficit	(451,755)
Total Stockholders’ Equity	5,770,432

Total Liabilities and Stockholders’ Equity	$9,630,834

See accompanying notes to condensed consolidated financial statements

CHATSWORTH DATA SOLUTIONS, INC. (Successor)
(Formerly Adera Mines Limited)
Condensed Consolidated Statement of Operations
(Unaudited)

	Successor
	For the Three Months Ended October 31,	For the Three Months Ended October 31,	For the Nine Months Ended October 31,	For the Nine Months Ended October 31,
	2006	2005	2006	2005
Net sales	$2,814,620	$—	$2,814,620	$—
Cost of sales	1,575,718	—	1,575,718	—
Gross profit	1,238,902	—	1,238,902	—

Operating expenses
General and Administrative	1,682,367	22,279	1,697,284	34,121
Depreciation	3,579	100	3,777	166
Amortization of intangible assets	248,760	—	248,760	—
Other operating costs	—	7,600	—	12,600
Loss from operations	(695,804)	(29,979)	(710,919)	(46,887)
Other Income(Expense)
Interest expense	(25,249)	—	(25,249)	—
Other income (expense), net	(25,249)	—	(25,249)	—

Loss before benefit for income taxes	(721,053)	(29,979)	(736,168)	(46,887)
Income tax benefit	366,754	—	366,754	—

Net Loss	$(354,299)	$(29,979)	$(369,414)	$(46,887)

Net Loss Per Share - Basic and diluted	$(.01)	$(.01)	$(.03)	$(.01)

Weighted Average Shares Outstanding	29,745,351	5,832,000	13,802,830	5,573,000

See accompanying notes to condensed consolidated financial statements

CHATSWORTH DATA SOLUTIONS, INC. (Successor)
(Formerly Adera Mines Limited)
Condensed Consolidated Statement of Changes in Stockholders’ Equity
For the nine months ended October 31, 2006 (Unaudited)

	Common Stock
	Number of shares	Amount	Additional Paid-in Capital	Stock Subscription Receivable	Donated Capital	Accumulated Deficit	Total
Balance, February 1, 2006	5,831,570	$58	$73,009	$-	$15,000	$(82,341)	$5,726

Donated services					3,600		3,600

Reclassification of donated services to additional paid in capital			18,600		(18,600)		—

Cancellation of common stock of the Company	(2,331,570)	(23)	23				—

Issuance of common stock to investors, net of financing costs	22,000,000	220	4,789,952	(25,000)			4,765,172

Issuance of common stock for acquisition	250,000	2	59,998				60,000

Issuance of common stock for services related to acquisition	3,500,000	35	479,965				480,000

Fair value of warrant issued for services related to acquisition			37,080				37,080

Issuance of common stock for services	2,000,000	20	479,980				480,000

Fair value of vested options			308,268				308,268

Net loss						(369,414)	(369,414)

Balance, October 31, 2006	31,250,000	$312	$6,246,875	$(25,000)	$-	$(451,755)	$5,770,432

See accompanying notes to condensed consolidated financial statements

CHATSWORTH DATA SOLUTIONS, INC. (Successor)
(Formerly Adera Mines Limited)
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Successor
	For the Nine Months Ended October 31, 2006	For the Nine Months Ended October 31, 2005
Cash Flow from Operating Activities
Net loss for the period	$(369,414)	$(46,887)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Depreciation expense	3,777	166
Amortization of intangibles	248,760	—
Issuance of common stock for services	480,000	—
Fair value of vested options	308,268	—
Income tax benefit	(366,754)	—
Donated consulting services and rent	3,600	5,400
Change in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	585,532	—
Inventories	311,864	—
Prepaid expenses	(19,507)	—
Accounts payable	(325,500)	529
Accrued liabilities	(287,172)	(1,241)
Due to related parties	—	(19,747)
Net cash provided by (used in) operating activities	573,454	(61,780)

Cash flows from investing activities
Purchase of property and equipment	(83,390)	(1,590)
Acquisition, net of acquired cash	(4,030,761)	-
Net cash used in investing activities	(4,114,151)	(1,590)

Cash flows from financing activities
Net proceeds from issuance of common stock	4,765,172	72,892

Increase in cash	1,224,475	9,522
Cash and cash equivalents - beginning of period	8,689	85
Cash and cash equivalents - end of period	$1,233,164	$9,607

Supplemental cash flow information
Cash paid for income taxes	$—	$—
Cash paid for interest	—	—
Non-cash investing and financing activities
Common stock issued at fair value for acquisition	$60,000	$—
Common stock issued at fair value for services related to acquisition	$480,000	$—
Warrant issued at fair value for services related to acquisition	$37,080	$—
Reclassification of donated capital to additional paid-in capital	$18,600	$—
Notes payable issued for acquisition	$2,000,000	$—

See accompanying notes to condensed consolidated financial statements

CHATSWORTH DATA SOLUTIONS, INC. (Successor)
(Formerly Adera Mines Limited)
Notes to Condensed Consolidated Financial Statements (Unaudited)
Three and Nine Months Ended October 31, 2006

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Chatsworth Data Solutions (formerly Adera Mines Limited) (the Company) (Successor) was incorporated in the State of Nevada on December 30, 2003. The Company manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The Company’s fiscal year-end is January 31.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Chatsworth Data Corporation (“CDC”).

On August 7, 2006 the Company completed the acquisition of CDC, which was deemed effective August 1, 2006, for $7,246,531 including transaction costs. The acquisition was accounted for as purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations.” The assets acquired and liabilities assumed were recorded at their fair values at the date of acquisition (see Note 2).

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company’s Annual Report on Form 10-KSB for the fiscal year ended January 31, 2006, filed with the SEC on May 2, 2006, and with the Company’s Form 8-K filed with the SEC on August 11, 2006 . The results of operations for interim periods are not necessarily indicative of the results expected for a full year or for any future period. Certain prior year’s amounts have been reclassified to conform to the current period presentation.

Revenue recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Accounts receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality and payment history of the customer.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined principally by the average cost method.

Property and equipment

Property and equipment are stated at cost. The cost of property and equipment is depreciated on the straight-line method over the following estimated useful lives:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Computer equipment	3 to 5 years
Leasehold improvements	3 years

Leasehold improvements are amortized over the shorter of the estimated useful life or the life of the building lease, which terminates in August 2008.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

Intangible assets

Intangible assets and goodwill are related to the Company's acquisition of CDC in August 2006. Intangible assets with finite lives are amortized over their estimated useful lives, which are three years for customer relations and five years for propriety technology. In addition to amortization, intangible assets are tested at least annually for impairment.

Goodwill represents the excess of the cost of the acquired entity over the net of amounts assigned to assets acquired and liabilities assumed, and it is not amortized. The Company tests goodwill for impairment at least annually by using a two-step process. In the first step, the fair value of the reporting unit, estimated using a discounted cash flows approach, is compared with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. There was no impairment loss recognized in 2006 and goodwill was not recorded in 2005.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates at the balance sheet date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce net deferred taxes to amounts that are more likely than not to be realized.

Fair value of financial instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payables, accrued liabilities approximate fair values due to the short-term nature of the instruments. The carrying value of notes payable approximates the fair value based on the effective interest rates compared to current market rates.

Comprehensive loss

As of October 31, 2006, the Company only has a net loss from operations and has no items that represent other comprehensive loss. Therefore, the Company has not included a schedule of comprehensive loss in the financial statements.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of unsecured trade accounts receivable.

The company maintains cash balances at two banks. At October 31, 2006 the Company had $1,048,137 on deposit that exceeded federally insured limits.

Major customers and foreign revenue

For the three and nine month periods ended October 31, 2006, the Company had one major customer which accounted for 55% of its total sales. There was no amount due from this customer as of October 31, 2006.

For the three and nine month periods ended October 31, 2006, foreign revenue comprised approximately 24% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 12% and 4% of the Company’s total revenues respectively.

Basic and diluted net income (loss) per share

Basic earnings (loss) per share excludes any dilution for common stock equivalents and is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted earnings per share reflects the potential dilution that could occur if options or other securities or contracts entitling the holder to acquire shares of common stock were exercised or converted, resulting in the issuance of additional shares of common stock that would then share in earnings. However, diluted loss per share does not consider such dilution as its effect would be anti-dilutive.

At October 31, 2006 and 2005, potentially dilutive securities entitling the holder thereof to acquire shares of common stock are summarized as follows:

	2006	2005
Options to purchase common stock	4,500,000	-
Warrants to purchase common stock	12,103,000	-

For the three and nine months ended October 31, 2006; these options and warrants were not included in the computation of diluted loss per share as their effects are anti-dilutive.

Stock-based compensation

The Company estimates the fair value of stock options using a Black-Scholes option pricing model, consistent with the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires all share-based payments to employees, including stock option grants, to be recognized in the income statement based on their fair values. The standard applies to newly granted awards and previously granted awards that are not fully vested on the date of adoption. The Company adopted SFAS 123(R) using the modified prospective method, which requires that compensation expense for the portion of awards for which the requisite service has not yet been rendered and that are outstanding as of the adoption date be recorded over the remaining service period. Prior to the adoption of SFAS No. 123(R) on February 1, 2006, the Company had no share-based payments. Accordingly, no prior periods have been restated, the impact of SFAS 123(R) is not presented, and no pro forma amounts are presented for 2005 had the Company recognized stock-based compensation in accordance with SFAS No. 123.

The Company accounts for options and warrants granted to non-employees under SFAS No. 123(R) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments that are issued to other than Employees for Acquiring or in Conjunction with Selling Goods or Services.” The Company measures the fair value of such options using the Black-Scholes option pricing model at each financial reporting date.

Recent accounting pronouncements

In September 2006, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have on its financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109 ("FIN 48"). FIN 48 provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions that has an effect on a company's financial statements accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes", as a result of positions taken or expected to be taken in a company's tax return. A tax benefit from an uncertain position may be recognized only if it is "more likely than not" that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential effect that the adoption of FIN 48 will have on the Company's financial statement presentation and disclosures.

Reclassifications

Certain reclassifications have been made to prior year financial statements to conform with the current year presentation. Total assets, total liabilities and net income were not affected.

NOTE 2 - ACQUISITION OF CHATSWORTH DATA CORPORATION (Predecessor)

On August 7, 2006, the Company acquired 100 percent of the common stock of Chatsworth Data Corporation (“CDC”, “Predecessor”). The acquisition was effective August 1, 2006. CDC manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The outstanding shares of CDC were acquired by the Company in exchange for (i) $4,000,000 cash, (ii) promissory notes of $2,000,000 (iii) 250,000 shares of the Company’s common stock valued at $60,000, and (iv) an obligation to reimburse the sellers for certain taxes which amounted to $200,000. The acquisition has been accounted for as a purchase in accordance with SFAS No. 141 “Business Combinations.” As such, the results of CDC’s operations have been included in the consolidated financial statements since August 1, 2006. The components of the purchase price and the allocation of the purchase price are as follows:

Purchase price
Cash consideration	$4,000,000
Notes payable issued	2,000,000
Value of 250,000 shares issued at close	60,000
Obligation for tax reimbursement	200,000
Cash paid for services related to acquisition	469,451
Fair value of 2,000,000 shares issued for services related to acquisition	480,000
Fair value of 103,000 warrants issued for services related to acquisition	37,080
Total	$7,246,531

Purchase price allocation
Current assets, including cash of $438,690	$2,748,481
Property and equipment	74,694
Intangible assets	3,132,200
Goodwill	3,926,643
Current liabilities	(1,387,932)
Deferred tax liability	(1,247,555)
Total purchase price	$7,246,531

Of the $3,132,200 of acquired intangible assets, $2,764,500 was assigned to customer relations with an estimated life of 3 years and $367,700 was assigned to proprietary technology with an estimated life of 5 years. Allocation to intangibles and goodwill may change based on final valuation analysis.

In preparing the valuation, independent valuation experts based the valuations on the following assumptions:

The value of customer relationships was based on a three year useful life. The forecasted gross revenues and anticipated earnings before income tax margins for CDC were provided by the Company. The Company prepared a forecast that reflected the anticipated revenues from each of the current customers of CDC over a five year period. A combined federal and state effective tax rate and the return on requisite assets reduced the final values to an after tax basis and the value was discounted. The customer relationship value was discounted to a present day value using discount rates of 25.5%, and a 37.5% corporate tax rate.

The value of proprietary technology was determined to be the cost savings of proprietary technology the Company receives by not having to pay a licensing fee from a third party to utilize a similar platform.

Goodwill represents the excess of the purchase price of CDC over the fair value of the identifiable assets acquired and liabilities assumed. The provisions of SFAS No. 142 state that goodwill of a reporting unit must be tested for impairment on an annual basis or at any other time during the year if events occur or circumstances change that would indicate that it is more likely than not that the fair value of the reporting unit has been reduced below its carrying amount.

Circumstances that could trigger an impairment test include; a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; the results of testing for recoverability of a significant asset group within a reporting unit, and the recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

That annual test may be performed at any time during the year but must be at the same time each year. The criteria for the test are as follows:

1. The assets and liabilities that make up the reporting company have not significantly changed since the last valuation.

2. The most recent fair value determination exceeds the carrying amount of goodwill in that company.

The following unaudited pro forma operating data shown below presents the results of operations for the nine months ended October 31, 2006 and for the three and nine months ended October 31, 2005, as if the acquisition of CDC had occurred on the last day of the immediately preceding fiscal period. Accordingly, transaction costs related to the acquisition are not included in the loss from operations shown below. The pro forma results are not necessarily indicative of the financial results that might have occurred had the acquisition actually taken place on the respective dates, or of future results of operations.

	For the Nine Months Ended October 31,	For the Three Months Ended October 31,	For the Nine Months Ended October 31,
	2006	2005	2005

Net sales	$7,458,927	$1,329,640	$4,038,007
Cost of sales	5,007,856	1,090,706	3,172,119
Gross profit	2,451,071	238,934	865,888
General and administrative	2,243,111	523,432	1,314,836
Depreciation	4,240	4,429	13,153
Amortization of intangible assets	746,280	248,760	746,280
Loss from operations	(542,560)	(537,687)	(1,208,381)
Other income (expense)	(79,673)	(32,969)	2,835,424
Income (loss) before tax	(622,233)	(570,656)	1,627,043
Income tax expense (benefit)	49,619	(128,758)	949,329

Net Income (loss)	$(671,852)	$(441,898)	$677,714

Net Income (loss) per share-basic and diluted	$(.02)	$(.01)	$.02

Weighted Average Shares Outstanding	31,250,000	31,250,000	31,250,000

NOTE 3 - INVENTORIES

Inventories consist of the following:

October 31, 2006
(Unaudited)
Raw materials	$770,929
Work in process	22,659
Finished goods	89,959
$883,547

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

October 31, 2006
(Unaudited)
Leasehold improvements	$22,253
Machinery and equipment	30,900
Computer equipment	80,133
Furniture and fixtures	4,392
137,678
Less accumulated depreciation	(4,042)

$133,636

Depreciation expense for the three and nine months ended October 31, 2006 was $3,579 and $3,777, respectively. Depreciation expense for the three and nine months ended October 31, 2005 was $100 and $166, respectively.

NOTE 5 - INTANGIBLE ASSETS

As a result of the acquisition of CDC, intangible assets consist of the following:

October 31, 2006
(Unaudited)
Customer Relations	$2,764,500
Propriety Technology	367,700
3,132,200
Less accumulated amortization	(248,760)

$2,883,440

Amortization was $248,760 for the three month and nine month period, ending October 31, 2006.

Amortization expense is estimated to be for the year ended October 31:

2007	$995,040
2008	995,040
2009	764,665
2010	73,540
2011	55,155

NOTE 6 - NOTES PAYABLE

Notes payable consists of seven unsecured notes payable that are payable to the predecessor shareholders of CDC in connection with the acquisition of CDC. Interest is at LIBOR plus 1% per annum (6.54% at 10/31/06); $1,000,000 is due August 6, 2007, and $1,000,000 is due August 6, 2008. Included in the notes payable is a promissory note of $615,384 issued to William Moothart of which $307,692 is due on August 6, 2007 and $307,692 is due on August 6, 2008. Mr. Moothart serves as a director of this Company.

October 31
2006
(Unaudited)
Total notes payable	$2,000,000
Less current portion	(1,000,000)
Long term portion	$1,000,000

NOTE 7 - INCOME TAXES

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes . Under the liability method, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the book basis for financial reporting and the tax basis of an asset or liability.

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In 2006 the Company recognized tax benefits of $366,754 of deferred tax assets.  Management believes that profitable financial performance is likely and the recognition of any deferred tax assets is appropriate.

The components of the consolidated income tax provision (benefit) from operations were as follow:

October 31
2006
(Unaudited)
Federal:
Current	$-
Deferred	(303,118)
State:
Current	-
Deferred	(63,636)

Total	$(366,754)

Significant components of the Company’s deferred income tax liability at October 31, 2006:

October 31
2006
(Unaudited)
Deferred income tax asset:
Current tax benefit	$(286,754)
Deferred taxes due to change from Sub S to C corporation	(80,000)
Deferred income tax liability:
Amortization of intangible assets	1,124,772
Share based compensation	122,783

Net deferred income tax liability	$880,801

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

October 31
2006
(Unaudited)

Tax expense at the U.S. statutory income tax rate	34.0%
State tax net of federal tax benefit	5.8%
Net effect of change from Sub S to C corporation	11.0%
Effective income tax benefit rate	50.8%

Deferred taxes are recorded to give recognition to temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that we have taken a tax deduction for, but have not yet recorded in the Consolidated Statement of Operations.

NOTE 8 - CAPITAL STOCK

Preferred Stock

Pursuant to our certificate of incorporation, as amended, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of the Company or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

Common Stock

On August 1, 2006, the Company agreed with an individual to provide consulting services and to serve as chairman of the board of directors. As part of the agreement the Company granted the individual 2,000,000 shares of common stock. The shares were valued at $480,000 based on the price of shares of the Company’s common stock sold in a contemporaneous private placement and were recorded as compensation expense.

On August 1, 2006, the Company agreed to issue an aggregate of 2,000,000 shares of its common stock to various consultants for services related to the acquisition of CDC. The shares were valued at $480,000 based on the price of shares sold in a contemporaneous private placement and were recorded as part of the consideration for the purchase of CDC.

On August 1, 2006, the Company issued 1,500,000 shares common stock to a consultant for services related to raising capital. The Company did not record any value to these shares as any value assigned to these shares would result in an increase and decrease to additional-paid-in-capital in the same amount.

In August 2006, the Company completed a private placement financing consisting of 22,000,000 units at a price of $0.25 per unit for total cash proceeds of $5,500,000 ($4,765,172 net of financing costs). Each unit consisted of one share of common stock valued at $0.24 per share and one-half of one share purchase warrant valued at $0.01. A total of 22,000,000 shares of common stock and 11,000,000 warrants were issued. Each full warrant is exercisable into one share of common stock at a purchase price of $0.30 per share on or before July 31, 2011 (see Note 9).

On August 7, 2006, the Company issued 250,000 of restricted shares common stock to the sellers of CDC. The shares were valued at $60,000 based on the price of shares sold in a contemporaneous private placement and were recorded as part of the consideration for the purchase of CDC.

NOTE 9 - STOCK OPTIONS AND WARRANTS

Stock Options

On August 1, 2006, the Company agreed with an individual to provide consulting services and to serve as chairman of the board of directors. As part of the agreement the Company granted the individual options to purchase 2,000,000 shares of common stock at $0.30 per share. The options vested immediately, expire July 31, 2016, and were valued at $227,487, the fair values of the stock options on the date granted determined using a Black-Scholes pricing model, and were recorded as compensation expense.

On August 1, 2006, the Company agreed with an individual to provide consulting services and to serve as the Company’s chief financial officer. As part of the agreement, the Company granted the individual options to purchase 500,000 shares of common stock at $0.30 per share. The options vested immediately, expire July 31, 2009, and were valued at $36,840, the fair values of the stock options on the date granted determined using a Black-Scholes pricing model, and were recorded as compensation expense.

On August 1, 2006, the Company entered into an employment agreement with an individual to serve as the Company’s chief executive officer. As part of the agreement, the Company granted the individual options to purchase to 1,000,000 shares of common stock at a price of $0.30 per share. The options were valued at $120,407, vest over 36 months, and expire July 31, 2011. $10,000 of compensation expense was recorded in the three months ended October 31, 2006 related to fair value of the vested options.

On September 14, 2006, the Company adopted the 2006 Equity Incentive Plan (the Plan) for its officers, directors and consultants. Subject to adjustments, no more than 10,000,000 shares of common stock may be issued in the aggregate under the Plan. The options may not be granted for a term in excess of ten years.

On September 14, 2006, the Company granted options to purchase 1,000,000 shares of common stock at a price of $0.65 per share to four non-employee directors. Options to purchase 520,000 shares of common stock vested immediately, expire July 31, 2016, and were valued at $32,661, the fair value of the stock options on the date granted determined using a Black-Scholes pricing model, and were recorded as compensation expense. Options to purchase 480,000 shares of common stock vest over 24 months, expire July 31, 2016, and were valued at $30,313. The Company recognized $1,280 of compensation expense in the three months ended October 31, 2006 related to fair value of the vested options

The fair value of grants issued in the three and nine months ended October 31, 2006 were determined by using a Black-Scholes option pricing model with the following assumptions: 4.65% average risk-free interest rate; 50% expected volatility; six year expected term, and 0% dividend yield.

At October 31, 2006, options outstanding are as follows:

	Shares	Average Exercise Price

Balance at February 1, 2006	—	—
Granted	4,500,000	$0.38
Exercised	—	—
Cancelled	—	—

Balance at October 31, 2006	4,500,000	$0.38

Additional information regarding options outstanding as of October 31, 2006 is as follows:

Options Outstanding				Options Exercisable
Weighted
	Number of	Average	Weighted
Range of	shares	Remaining	Average	Shares	Weighted
exercise	under	Contractual	Exercise	under	exercise
price	options	life (years)	Price	options	price
$0.30-$0.65	4,500,000	7.9	$0.38	3,123,333	$0.36

The aggregate intrinsic value of 3,500,000 options outstanding and 2,583,333 options exercisable as of October 31, 2006 was $525,000 and $387,500, respectively. The aggregate intrinsic value for the options is calculated as the difference between the price of the underlying awards and quoted price of the Company’s common shares for the options that were in-the-money as of October 31, 2006.

A summary of the status of nonvested shares as of October 31, 2006 are as follows:

Shares

Nonvested at February 1, 2006	—
Granted	4,500,000
Vested	(3,123,333)
Nonvested at October 31, 2006	1,376,667

The total value of options issued and vesting over the nine month period ended October 31, 2006 was $308,268 and has been reflected as compensation cost in the accompanying statement of operations.

The total deferred compensation expense for the outstanding value of unvested stock options was $139,440 as of October 31, 2006, which will be recognized over a weighted average period of 29 months.

Warrants

On August 1, 2006, the Company issued warrants to consultants to purchase up to 1,000,000 shares of its common stock for services in connection with financing the acquisition of CDC. Each warrant is exercisable into one share of common stock at $0.30 per share and expires July 31, 2011. The Company did not record any value to these shares as any value assigned to these shares would result in an increase and decrease to additional-paid-in-capital in the same amount.

On August 1, 2006, the Company issued a warrant to a consultant to purchase up to 103,000 shares of its common stock for services related to the acquisition of CDC. Each warrant is exercisable into one share of common stock at $0.01 per share and expires July 31, 2011. The warrant became exercisable August 7, 2006, and was valued at its issuance at $ 37,080 based upon a Black-Scholes option pricing model with the following assumptions: expected volatility of 50%, a risk-free interest rate of 4.653%, an expected term of 6 years, and 0% dividend yield. The fair value of the warrant of $37,080 was recorded as part of the consideration for the purchase of CDC.

In August 2006, the Company completed a private placement financing consisting of 22,000,000 units. Each unit consisted of one share of common stock and one-half of one share common stock purchase warrant. A total of 11,000,000 warrants were issued. Each full warrant is exercisable into one share of common stock at $0.30 per share and expires July 31, 2011. The Company entered into an investor rights agreement with the investors in the private placement which provides for penalties if the Company fails to file a registration statement with respect to the shares of common stock sold and the shares of common stock underlying the warrants as soon as possible following the closing of the private placement. In addition, the registration statement must be declared effective by the SEC within a specified period of time after the filing and must be kept effective thereafter for a specified period of time. The investor rights agreement also provides for a waiver of the penalties by a majority of the holders of the securities to be registered. On December 4, 2006, a waiver of the potential liability for failure to register the shares of common stock underlying the warrants was obtained from the holders of a majority such securities. The waiver is effective from December 4, 2006 until October 4, 2007. The Company determined it will not be required to remit any payments to investors as a result of the registration failure after receiving the waiver and did not record a derivative liability for failure to register the shares as of October 31, 2006.

At October 31, 2006, warrants outstanding were as follows:

	Number of Shares under warrants	Weighted Average Exercise Price
Warrants outstanding at February 1, 2006	—	—
Warrants granted	12,103,000	$0.30
Warrants expired	—	—

Warrants outstanding at October 31, 2006	12,103,000	$0.30

The following table summarizes information about warrants outstanding at October 31, 2006:

Warrants Outstanding and Exercisable
Number of shares under warrants	Exercise Price	Expiration Date	Weighted average exercise price

11,000,000	$0.30	July 31, 2011	$0.30
1,000,000	$0.30	July 31, 2011	$0.30
103,000	$0.01	July 31, 2011	$0.01

12,103,000	$0.01-$0.30		$0.30

NOTE 10 - RELATED PARTY TRANSACTIONS

On August 1, 2006, the Company entered into a consulting agreement with an individual to provide consulting services and to serve as chairman of the board of directors. In consideration, the Company agreed to pay the consultant $8,000 per month, granted 2,000,000 shares of common stock, and granted options to purchase 2,000,000 shares of common stock at $0.30 per share. If the individual ceases to be a director, $8,000 monthly retainer services as a consultant will continue until August 1, 2008. In addition, the individual will receive 2.5% of total consideration paid by the Company as compensation for future acquisitions completed by the Company in which the individual provides significant assistance.

On August 1, 2006, the Company entered into a consulting agreement with an individual to provide consulting services and to serve as the Company’s Chief Financial Officer. In consideration, the Company agreed to pay the consultant $8,000 per month and granted options to purchase 500,000 shares of common stock at $0.30 per share.

On August 1, 2006, the Company entered into an employment agreement with an individual to serve as the Company’s Chief Executive Officer for a term of three years, to be automatically renewed for successive one year periods after the expiration of the initial term. In consideration, the Company agreed to pay an annual salary of $215,000 and granted options to purchase to 1,000,000 shares of common stock at a price of $0.30 per share.

NOTE 11 - COMMITMENTS

On August 17, 2005, CDC entered into a property leasing arrangement to lease approximately 14,500 square feet from an unrelated third party. The lease expires in August 2008.

This lease is classified as an operating lease. The minimum future non-cancelable lease payments are as follows:

For the year ending October 31,

2007	$124,786
2008	84,838
Thereafter	—

NOTE 12 - SUBSEQUENT EVENTS

On November 13, 2006, the board of directors approved the granting of options to purchase 1,000,000 shares of common stock at $0.40 per share. The options vest one year from the date of grant with respect to 50% of the shares of common stock and the remaining options vest over the following three years .

On December 15, 2006, the board of directors granted options to purchase 100,000 shares of common stock at $0.65 per share. The options vest one year from the date of grant with respect to 50% of the shares of common stock and the remaining options vest over the following three years.

On December 1, 2006, CDC entered into a Revolving Credit Agreement (the “Credit Agreement”) with Bank of Oklahoma, N.A. The Credit Agreement provides for up to a $3.0 million revolving credit facility. The actual amount of credit available under the Credit Agreement is subject to a borrowing base determination based on CDC’s qualified accounts receivable and inventory. The revolving credit facility may be used for working capital and other lawful corporate purposes and for the issuance of letters of credit. The Company has guaranteed the payment obligations of CDC under the Credit Agreement.

The outstanding advances under the Credit Agreement bear interest of an annual rate equal to the Prime Rate (as defined in the Credit Agreement) plus a margin of -0.50%, 0.00% or 0.50% depending on CDC’s ratio of Funded Debt to EBITDA (as defined in the Credit Agreement) as reflected in the most recent annual financial statements. Initially the margin is set at 0.50%. Interest is payable in arrears on a monthly basis. The revolving credit facility expires and all outstanding principal is payable on November 30, 2007. The Credit Agreement is secured by all the personal property of CDC, including its equipment, accounts receivable and inventory.

CHATSWORTH DATA CORPORATION (Predecessor)

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

CHASTWORTH DATA CORPORATION (Predecessor)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Chatsworth Data Corporation

We have audited the accompanying balance sheets of Chatsworth Data Corporation (Predecessor) as of December 31, 2005 and 2004, and the related statements of income and (accumulated deficit) and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chatsworth Data Corporation (Predecessor) as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.

Los Angeles, California
June 21, 2006

CHATSWORTH DATA CORPORATION (Predecessor)
BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
ASSETS
	2005	2004
Current Assets
Cash	$859,460	$561,644
Accounts receivable, net of $33,051 and $28,575
allowance for doubtful accounts	727,895	487,744
Inventory	949,267	815,350
Prepaid expenses	34,600	43,449
Total current assets	2,571,222	1,908,187

Property and equipment, net	64,026	217,803

Deposits	21,996	-

Total assets	$2,657,244	$2,125,990

LIABILITIES AND STOCKHOLDERS' EQUITY

	2005	2004
Current Liabilities
Accounts payable	$326,940	$199,347
Accrued expenses	123,825	120,832
Customer deposits	23,584	19,947
Income taxes payable	46,025	-
Total current liabilities	520,374	340,126

Commitments & Contingencies

Stockholders' Equity
Common stock, $1 par value, 1,000 shares authorized,
780 shares issued and outstanding	780	780
Additional paid-in capital	2,313,095	2,313,095
Accumulated deficit	(177,005)	(528,011)

Total stockholders' equity	2,136,870	1,785,864

Total liabilities and stockholders' equity	$2,657,244	$2,125,990

The accompanying notes are an integral part of these financial statements.

CHATSWORTH DATA CORPORATION (Predecessor)

STATEMENTS OF INCOME AND ACCUMULATED DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Revenues	$5,561,583	$5,742,135

Cost of sales	4,381,685	4,480,950

Gross profit	1,179,898	1,261,185

Selling, general and administrative expenses	619,266	1,165,149

Income from operations	560,632	96,036

Other income
Rental income	29,432	77,983
Deposit forfeiture by customer	—	62,256
Gain on sale of land and building	2,934,331	—
Miscellaneous Income	366	3,503
Interest income	15,199	2,630
Total other income	2,979,328	146,372

Income before income taxes	3,539,960	242,408

Provision for income taxes	54,561	2,904

Net Income	3,485,399	239,504

Accumulated deficit at beginning of year	(528,011)	(24,118)
Cash distributions to stockholders	(3,134,393)	(743,397)

Accumulated deficit at end of year	($ 177,005)	($ 528,011)

The accompanying notes are an integral part of these financial statements.

 CHATSWORTH DATA CORPORATION (Predecessor)
 STATEMENTS OF CASH FLOWS
 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
	2005	2004
Operating Activities:
Net income	$3,485,399	$239,504
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	23,543	29,338
Gain on sale of land and building	(2,934,331)	—
Change in operating assets and liabilities:
Accounts receivable	(240,151)	463,650
Inventory	(133,917)	(11,562)
Deposits	(21,996)	—
Prepaid expenses	8,849	(5,285)
Accounts payable	127,593	(34,936)
Accrued liabilities	2,993	(6,196)
Income taxes payable	46,025	(10,619)
Customer deposits	3,637	(215,903)

Net cash provided by operating activities	367,644	447,991

Investing Activities:
Proceeds from sale of land and building	3,099,595	—
Acquisition of equipment	(35,030)	(37,568)

Net cash provided by (used in) investing activities	3,064,565	(37,568)

Financing Activities:
Distributions to stockholders	(3,134,393)	(743,397)

Increase (decrease) in cash and cash equivalents	297,816	(332,974)

Cash and cash equivalents - Beginning of the year	561,644	894,618

Cash and cash equivalents - End of the year	$859,460	$561,644

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$22,372

The accompanying notes are an integral part of these financial statements.

CHATSWORTH DATA CORPORATION (Predecessor)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Chatsworth Data Corporation (the Company, Predecessor) was incorporated in California in 1969. The Company manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The Company conducts the operations from one location located in Chatsworth, California.

From time to time as cash builds up in the business or unusual transaction occur as the sale of the company’s building. On these occasions, the shareholders declare distributions. These distributions are necessary in part to fund income tax due on the corporation’s income since it is taxed on the individual shareholder’s tax returns and part as returns on their past investments.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Shipping and Handling Fees and Costs

Shipping and handling fees and costs billed to customers are included in net sales, and the actual costs incurred by the Company are included in cost of sales. Shipping and handling costs are charged to expense as incurred. Total shipping and handling costs of $ 17,828 and $ 6,686 are included in cost of goods sold for the years ended December 31, 2005 and 2004, respectively.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, cash is defined as cash deposits and cash equivalents are defined as highly liquid investments purchased with a maturity date of three months or less.

Accounts Receivable

Trade receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.

The Company uses the allowance method to account for uncollectible trade receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality and payment history of the customer.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined principally by the average cost method.

Fair Value of Financial Instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payables, accrued liabilities, and customer deposits approximate fair values due to the short-term maturity of the instruments.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

Comprehensive income (loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company has no items of other comprehensive income (loss) for the years ended December 31, 2005 and 2004.

Property and Equipment

Property and equipment are stated at cost. The cost of property and equipment is depreciated on the straight-line and accelerated methods over the following estimated useful lives:

Building and improvements	25 - 31 Years
Machinery and equipment	5 - 7 Years
Furniture and fixtures	5 - 7 Years

Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income tax has been included in these financial statements.

The State of California has adopted the S Corporation election. However, a 1½% tax is required to be paid by the Company. This provision for tax is based on the income reported in the financial statements.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of unsecured trade accounts receivable.

The company maintains cash balances at two banks. Cash accounts at each bank are insured by the FDIC for up to $100,000. At December 31, 2005 and 2004 the Company’s cash balance in excess of insured limits totaled $769,995 and $477,303 respectively.

Major Customers and Foreign Revenue

In 2005, the Company had two major customers, which accounted for 13% and 10% of its total sales. The amount due from these customers included in trade accounts receivable as of December 31, 2005 was $97,030 and zero, respectively. In 2004, the Company had two major customers, which accounted for 18% and 11% of its total sales. The amount due from these customers included in trade accounts receivable as of December 31, 2004 was zero and $148,240, respectively.

For the year ended December 31, 2005, foreign revenue comprised approximately 42% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 18% and 14% of the Company’s total revenues, respectively. For the year ended December 31, 2004, foreign revenue comprised approximately 24% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 7% and 8% of the Company’s total revenues, respectively.

Recent Accounting Pronouncements and Developments

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123 (R), "Share-Based Payment" ("SFAS 123(R)"). SFAS No. 123 (R) revises SFAS 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period. During the first quarter of 2006, the Company will adopt SFAS No. 123R. The adoption of SFAS No. 123R will not have any impact on the Company’s financial statement presentation or disclosures.

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs — An Amendment of ARB No. 43, Chapter 4” (SFAS No. 151). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed and production facilities overhead to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 151 effective January 1, 2006. The adoption of SFAS No. 151 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions”, to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS No. 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 153 effective January 1, 2006. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - (an Amendment of APB Opinion No. 28)” and provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, and provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. Retrospective application is the application of a different accounting principle to a prior accounting period as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS No. 154 also addresses the reporting of the correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. Accordingly, the Company will adopt the provisions of SFAS No. 154 effective January 1, 2006. The adoption of SFAS No. 154 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

NOTE 2 - INVENTORIES

Inventory consists of the following:

	2005	2004

Raw materials	$577,891	$468,469
Work in process	130,989	229,376
Finished goods	240,387	117,505
	$949,267	$815,350

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	2005	2004

Land	$—	$73,370
Building and improvements	21,200	542,205
Machinery and equipment	423,344	429,170
Furniture and fixtures	305,887	306,463
	750,431	1,351,208
Less accumulated depreciation	686,405	1,133,405

	$64,026	$217,803

Depreciation expense for the years ended December 31, 2005 and 2004 was $23,543 and $29,338 respectively.

On August 17, 2005, the Company sold its land and building, a 29,000 square foot structure located on 1.3 acres of land in Chatsworth, California (the Property) to an unrelated third party for $3,292,800. The book value of the Property at August 17, 2005 was $168,111 and costs of sale were $190,358, resulting in a gain of $2,934,331. Also on the same date the Company entered into a sublease agreement to lease approximately 14,500 square feet of the Property from an unrelated third party who leased the entire Property from the new owner. The sublease calls for minimum lease payments of $9,996 per month, or $119,952 per year, and expires in August 2008.

The Company determined it relinquished substantially all of the use of the Property and retained only a minor portion of such use because the present value of rental for the leaseback represented less than 10 percent of the fair value of the Property when sold. Accordingly, the gain on the sale portion of the transaction was recognized in its entirety.

The lease portion of the transaction was classified as an operating lease. The sublease is personally guaranteed by the Company’s stockholders.

The minimum noncancelable future lease payments are as follows:

For the year ending December 31,
2006	$119,952
2007	119,952
2008	79,968
$319,872

NOTE 4 - INCOME TAXES

The components of income tax expense and income tax payable (prepaid) are as follows:

	2005	2004

Provision for state income tax	$54,561	$2,904
Less tax payments	8,536	11,419
Income tax payable (prepaid expenses)	$46,025	($ 8,515)

The Company has elected S Corporation status for federal and California income tax purposes. Therefore, there is no corporate federal income tax obligation and the state income tax is computed using the California S Corporate rate of 1.5%.

NOTE 5 - 401(k) PROFIT SHARING PLAN & TRUST

The Company implemented a 401(k) Profit Sharing Plan & Trust during the year ended December 31, 1996, whereby eligible employees may voluntarily contribute a percentage of compensation. Eligible employees are considered those employees who were employed as of August 15, 1996 or those who have completed six months of service. The company matches a portion of the employees’ salary reduction contribution. This percentage is a discretionary amount, which will be determined each year. Total Company contributions for the years ended December 31, 2005 and 2004 were $42,179 and $46,158 respectively.

NOTE 6 - SHAREHOLDER SALARIES AND DISTRIBUTIONS

Cost of sales and selling, general and administrative expenses for the years ended December 31, 2005 and 2004, include salaries of $638,040 and $1,150,310, respectively, which were paid to four individuals who were the shareholders and executive managers of the Company. For the years ended December 31, 2005 and 2004, distributions of $3,134,393 and $743,397, respectively, were paid to the same individuals.

NOTE 7 - SUBSEQUENT EVENT

In October 2005 the Company’s stockholders entered into a Letter of Intent to sell their stock in the Company to a newly formed holding company, Adera Mines Limited (“Adera”, “Successor”).  The Letter of Intent, originally set to expire on November 4, 2005, was extended. The Company’s shareholders are in the process of completing a Purchase Agreement whereby Adera will purchase all of the outstanding shares of the Company for approximately $4,000,000 cash, the issuance of a note in the face amount of $2,000,000, and 250,000 shares of Adera stock. In addition the Company will distribute $1,000,000 as a dividend to the stockholders prior to the purchase. The Purchase Agreement is expected to be completed in August, 2006. The Company is presented as a predecessor to Chatsworth Data Solutions, Inc.

CHATSWORTH DATA CORPORATION (Predecessor)

UNAUDITED CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2006 AND FOR THE SIX MONTHS ENDED
JUNE 30, 2006 AND 2005

CHASTWORTH DATA CORPORATION (Predecessor)

CONDENSED BALANCE SHEET AS OF JUNE 30, 2006 (UNAUDITED)	F-43

CONDENSED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)	F-44

CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)	F-45

NOTES TO CONDENSED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)	F-46

CHATSWORTH DATA CORPORATION (Predecessor)
CONDENSED BALANCE SHEET
AS OF JUNE 30, 2006
(UNAUDITED)

ASSETS

June 30, 2006
Current Assets
Cash	$982,575
Accounts receivable, net of $23,023 allowance for doubtful accounts	1,145,522
Inventory	1,284,490
Prepaid expenses	42,026
Total current assets	3,454,613

Property and equipment, net of $696,209 accumulated depreciation	53,601

Deposits	21,996

Total assets	$3,530,210

LIABILITIES AND STOCKHOLDERS' EQUITY

June 30, 2006
Current Liabilities
Accounts payable	$486,778
Accrued expenses	152,128
Customer deposits	436,862
Total current liabilities	1,075,768

Commitments & Contingencies

Stockholders' Equity
Common stock, $1 par value, 1,000 shares authorized, 780 shares issued and outstanding	780
Additional paid-in capital	2,313,095
Retained earnings	140,567

Total stockholders' equity	2,454,442

Total liabilities and stockholders' equity	$3,530,210

The accompanying notes are an integral part of these condensed financial statements.

CHATSWORTH DATA CORPORATION (Predecessor)
CONDENSED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS ACCUMULATED DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)
	2006	2005

Revenues	$4,027,302	$2,633,133

Cost of sales	2,945,000	2,072,964

Gross profit	1,082,302	560,169

Selling, general and administrative expenses	466,864	869,114

Income (Loss) from operations	615,438	(308,945)

Other income
Rental income	—	29,432
Miscellaneous Income	16	100
Interest income	9,238	5,926
Total other income	9,254	35,458

Income (Loss) before income taxes	624,692	(273,487)

Provision for state income taxes	7,120	—

Net Income (Loss)	617,572	(273,487)

Accumulated deficit, January 1,	(177,005)	(528,011)
Cash distributions to stockholders	(300,000)	(148,000)

Retained earnings (accumulated deficit), June 30,	$140,567	($949,498)

The accompanying notes are an integral part of these condensed financial statements.

CHATSWORTH DATA CORPORATION (Predecessor)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)
	2006	2005
Operating Activities:
Net income (loss)	$617,572	($273,487)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	12,304	12,462
Change in operating assets and liabilities:
Accounts receivable	(417,626)	15,982
Inventory	(335,223)	(48,468)
Prepaid expenses	(7,426)	8,134
Accounts payable	159,838	11,273
Accrued expenses	28,303	557,084
Income taxes payable	(46,025)	—
Customer deposits	413,278	7,903

Net cash provided by operating activities	424,995	290,883

Investing Activities:
Acquisition of equipment	(1,880)	(3,054)

Net cash used in investing activities	(1,880)	(3,054)

Financing Activities:
Distributions to stockholders	(300,000)	(148,000)

Net cash used in financing activities	(300,000)	(148,000)

Increase in cash and cash equivalents	123,115	139,829

Cash and cash equivalents - Beginning of the period	859,460	561,644

Cash and cash equivalents - End of the period	$982,575	$701,473

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	—	—
Income taxes	$26,325	—

The accompanying notes are an integral part of these condensed financial statements.

CHATSWORTH DATA CORPORATION (Predecessor)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2006 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of Chatsworth Data Corporation (the “Company”, “Predecessor)”) have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the Company’s year end audited financial statements and related footnotes included in the Adera Mines Limited Form 8-K dated August 11, 2006 filed with the SEC. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of June 30, 2006, and the statements of its operations and accumulated deficit and cash flows for the six month periods ended June 30, 2006 and 2005 have been included. The results of operations for interim periods may not be indicative of the results which may be realized for the full year.

Business Activity

The Company was incorporated in California in 1969. The Company manufactures equipment for optical readers and read heads, impact recorders and indicators, and cable test equipment. The Company conducts the operations from one location located in Chatsworth, California.

From time to time as cash builds up in the business or unusual transactions occur like the recent sale of the Company’s building, the shareholders declare distributions. These distributions are necessary in part to fund income tax due on the corporation’s income since it is taxed on the individual shareholder’s tax returns and part as returns on their past investments.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, delivery of the product has occurred and title has passed, the selling price is both fixed and determinable, and collectibility is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

Inventory

The Company uses a gross profit method to estimate cost of sales and inventory for interim periods based on historical results and other factors, such as sales mix and purchasing trends, affecting cost of sales during the reporting period.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

Comprehensive income (loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities. The Company has no items of other comprehensive income (loss) for the six months ended June 30, 2006 and 2005.

Concentration of credit risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of unsecured trade accounts receivable.

The Company maintains cash balances at two banks. Cash accounts at each bank are insured by the FDIC for up to $100,000. At June 30, 2006 and 2005 the Company’s cash balance in excess of insured limits totaled $954,237.

Major Customers and Foreign Revenue

For the six month period ended June 30 2006, the Company had two major customers, which accounted for 25% and 11% of its total sales. The amount due from these two customers included in trade accounts receivable as of June 30, 2006 was $569,358 and $227,506, respectively. For the six month period ended June 30 2005, the Company had two major customers, which accounted for 19% and 9% of its total sales. The amount due from these customers included in trade accounts receivable as of June 30, 2005 was $670 and $176,828, respectively.

For the six month period ended June 30, 2006, foreign revenue comprised approximately 35% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 17% and 9% of the Company’s total revenues, respectively. For the six month period ended June 30, 2005, foreign revenue comprised approximately 46% of the Company’s total revenues. Revenues from Asia and Europe comprised approximately 8% and 27% of the Company’s total revenues, respectively.

Recent Accounting Pronouncements and Developments

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - (an Amendment of APB Opinion No. 28)” and provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, and provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. Retrospective application is the application of a different accounting principle to a prior accounting period as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS No. 154 also addresses the reporting of the correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005. The Company adopted the provisions of SFAS No. 154 effective January 1, 2006.

NOTE 2 - INVENTORIES

Inventory consists of the following:

June 30, 2006
(Unaudited)
Raw materials	$913,114
Work in process	130,989
Finished goods	240,387
$1,284,490

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

June 30, 2006
(Unaudited)
Building and improvements	$21,200
Machinery and equipment	422,506
Furniture and fixtures	306,104
749,810
Less accumulated depreciation	696,209

$53,601

Depreciation expense for the six months ended June 30, 2006 and 2005 was $12,304 and $ 12,462, respectively.

NOTE 4 - INCOME TAXES

The components of income tax expense and income tax payable (prepaid) are as follows:

June 30, 2006
(Unaudited)
Provision for state income tax	$7,120
Less tax payments	(27,300)
Prepaid income taxes (prepaid expenses)	$(20,180)

The Company has elected S Corporation status for federal and California income tax purposes. Therefore, there is no corporate federal income tax obligation and the state income tax is computed using the California S Corporate rate of 1.5%.

NOTE 5 - SHAREHOLDER SALARIES AND DISTRIBUTIONS

Cost of sales and selling, general and administrative expenses for the six months ended June 30, 2006 and 2005 include salaries of $319,020 and $865,020, respectively, which were paid to four individuals who were the shareholders and executive managers of the Company. For the six months ended June 30, 2006 and 2005, distributions of $300,000 and $148,000, respectively, were paid to the same individuals.

NOTE 6 - SUBSEQUENT EVENT

Effective August 7, 2006, Adera Mines Limited (“Adera”) purchased all of outstanding stock of the Company pursuant to a Purchase Agreement (the “Purchase Agreement”) by and between Adera and the Company’s shareholders for approximately Four Million Dollars ($4,000,000) cash, the issuance of Two Hundred Fifty Thousand (250,000) shares valued at approximately $60,000, and issuance of a note in the face amount of Two Million Dollars ($2,000,000) due $1,000,000 in twelve months and $1,000,000 in 24 months. In addition, the Company distributed approximately $1,000,000 as a dividend to the stockholders prior to the purchase.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s By-Laws and Nevada Revised Statutes, Chapter 78 provide for limitation of liability and/or indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. The Company may purchase or maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise asserted against him in his capacity as Director, officer, employee or agent, or arising of his status as such, whether or not the Company has the authority to indemnify him against such liability or expense.

The Company shall indemnify all of its officers and Directors, past, present, and future against any and all expenses incurred by them, and each of them, including but not limited to, legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action or administrative proceeding brought against them for any act or omission alleged to have been committed while acting within the scope of their duties as officers or Directors of the Company. The expenses of officers and Directors incurred and in advance of final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the officer or Director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other rights of indemnification, which the officers and Directors may have or hereafter acquire. Without limitation of the foregoing, the Board of Directors may adopt by-laws from time to time to provide the fullest indemnification permitted.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount

SEC registration fee	$2,320
Printing fees	5,000	*
Legal fees	40,000	*
Accounting fees and expenses	20,000	*
Miscellaneous	10,000	*
Total	$77,320	*

*ESTIMATES

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

We issued a total of 5,000,000 shares of our common stock (2,500,000 each) to our two founders for total consideration of $100 as of December 31, 2003 in the form of a private placement pursuant to Section 4(2) of the Securities Act.

As of August 7, 2006, we issued the following unregistered securities concurrently. The issuance of the following securities was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the investors which included, in pertinent part, that each was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each person understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

(i) We issued 22,000,000 shares of the Company’s common stock and 11,000,000 warrants to purchase shares of common stock at $.30 per share for total consideration of $5.5 million;

(ii) We issued a total of 250,000 shares to the former shareholders of CDC valued at $60,000;

(iii) Pursuant to a consulting agreement, we issued 2,000,000 shares and 2,000,000 options to purchase common stock at $0.30 per share to our Chairman of the Board of Directors for services valued at $500,000 ($480,000 for shares and $20,000 for options);

(iv) Pursuant to a services agreement, we issued a warrant to purchase 1,000,000 shares at $0.30 per share valued at $10,000;

(v) Pursuant to a service agreement we issued 300,000 shares and a warrant to purchase 103,000 shares at $0.01 per share valued at $3,000;

(vi) Pursuant to a service agreement we issued 1,500,000 shares valued at $360,000; and

(vii) We issued 1,700,000 shares valued at $408,000 to certain consultants as a finders’ fee;

ITEM 27. INDEX TO EXHIBITS.

Exhibit Number	Description

3.1	Articles of Incorporation of Registrant as filed with the State of Nevada (2)
3.2	Amendment to Articles of Incorporation as filed on November 29, 2006 (1)
3.3	Restated Bylaws of Registrant (3)
4.1	Form of Investor Warrant (3)
4.2	Form of Consultant Warrant (3)
5.1	Opinion of Richardson & Patel, LLP (1)
10.1	Form of Common Stock and Warrant Purchase Agreement by and between Registrant and investors dated July 31, 2006. (3)
10.2	Form of Investor Rights Agreement by and between Registrant and investors dated July 31, 2006 (3)
10.3	Employment Agreement by and between Registrant and J. Stewart Asbury III dated July 31, 2006 (3)
10.4	Consulting Agreement by and between Registrant and Sidney Anderson dated July 31, 2006 (3)
10.5	Form of Promissory Note issued to CDC stockholders (3)
10.6	Consulting Agreement by and between Registrant and Clayton Woodrum (3)
10.7	Stock Acquisition Agreement for shares of CDC (3)
10.8	Consulting Agreement with Eurocatylst (3)
10.9	Consulting Agreement with Cypress (3)
10.10	2006 Equity Incentive Plan (4)
10.11	Non-Employee Director Compensation Plan (4)
10.12	Form of Director and Officer Indemnification Agreement (4)
10.13	Lease for Chatsworth facility (1)
10.14	Agreement with Pearson Assessments (1)
10.15	Revolving Credit Agreement dated December 1, 2006, by and between Chatsworth Data Corporation and Bank of Oklahoma, N.A.(5)
10.16	Promissory Note dated December 1, 2006, of Chatsworth Data Corporation in favor of Bank of Oklahoma, N.A.(5)
23.1	Consent of Weinberg & Company, P.A. (1)
23.2	Consent of Manning Elliott, LLP (1)
23.3	Consent of Richardson & Patel, LLP (See Exhibit 5.1)

(1) Filed herewith.
(2) Incorporated by reference to Registrant’s Registration Statement on Form SB-2 on March 12, 2004.
(3) Incorporated by reference to Registrant’s Report on Form 8-K dated August 11, 2006.
(4) Incorporated by reference to Registrant’s Registration Statement on Form SB-2 on October 19, 2006.
(5) Incorporated by reference to Registrant’s Form 10-QSB for the quarter ended October 31, 2006.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and,

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
5. The undersigned registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on February 12, 2007.

CHATSWORTH DATA SOLUTIONS, INC.

By:	/s/ J. Stewart Asbury III
J. Stewart Asbury III, President and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date
/s/ J. Stewart Asbury III J. Stewart Asbury III	President, Chief Executive Officer and Director(Principal Executive Officer)	February 12, 2007

/s/ Clayton E. Woodrum Clayton E. Woodrum	Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2007

/s/ Sidney L. Anderson Sidney L. Anderson	Chairman of the Board and Executive Director	February 12, 2007

/s/ Gregory A. Nihon* Gregory A. Nihon	Director	February 12, 2007

/s/ Kerry Stirton* Kerry Stirton	Director	February 12, 2007

/s/ Iain Drummond* Iain Drummond	Director	February 12, 2007

* by J. Stewart Asbury III, attorney-in-fact